Exhibit 10.14

MANAGEMENT AGREEMENT

by and between

WHITE LODGING SERVICES CORPORATION

(as “MANAGER”)

and

(as “OWNER”)

Dated as of

TABLE OF CONTENTS

ARTICLE I MANAGEMENT OF THE HOTEL; OWNER OBLIGATIONS		1
1.01	Management of the Hotel	1
1.02	Management Responsibilities	2
1.03	System Services	4
1.04	Employees	4
1.05	Owner’s Right to Inspect	5
1.06	The Franchise Agreement	5
1.07	Accounting Services	6
1.08	Travel and Reimbursement	6

ARTICLE II - TERM		6
2.01	Term	6
2.02	Performance Termination	6

ARTICLE III - COMPENSATION OF MANAGER		8
3.01	Management Fees	8
3.02	Operating Profit	8

ARTICLE IV - ACCOUNTING MATTERS		9
4.01	Accounting, Distributions and Annual Reconciliation	9
4.02	Books and Records	10
4.03	Accounts, Expenditures	11
4.04	Annual Operating Budget	12
4.05	Working Capital	14
4.06	Fixed Asset Supplies	14

ARTICLE V - REPAIRS, MAINTENANCE, AND REPLACEMENTS		15
5.01	Repairs and Maintenance Costs	15
5.02	FF&E Reserve	15
5.03	Capital Expenditures	17
5.04	Ownership of Replacements	18

ARTICLE VI — INSURANCE, DAMAGE, CONDEMNATION, AND FORCE MAJEURE		19
6.01	Insurance	19
6.02	Damage and Repair	22
6.03	Condemnation	22

ARTICLE VII - TAXES		23
7.01	Real Estate and Personal Property Taxes	23

ARTICLE VIII — OWNERSHIP OF THE HOTEL		24
8.01	Ownership of the Hotel	24

8.02	Subordination of Management Agreement	25
8.03	Non-Disturbance Agreement	25
8.04	No Covenants, Conditions or Restrictions	26
8.05	Liens; Credit	26
8.06	Ground Lease	26

ARTICLE IX - DEFAULTS		27
9.01	Default	27
9.02	Event of Default	28
9.03	Remedies upon Event of Default	28

ARTICLE X — ASSIGNMENT AND SALE		29
10.01	Assignment	29
10.02	Sale of the Hotel	30
10.03	Right of First Offer; Right of First Refusal	28

ARTICLE XI - MISCELLANEOUS		31
11.01	Right to Make Agreement	31
11.02	Consents and Cooperation	31
11.03	Relationship	31
11.04	Applicable Law	32
11.05	Recordation	32
11.06	Headings	32
11.07	Notices	33
11.08	Environmental Matters	33
11.09	Confidentiality	34
11.10	Projections	34
11.11	Actions to be Taken Upon Termination	35
11.12	Trademarks, Trade Names and Service Mark	37
11.13	Competing Facilities	38
11.14	Waiver	38
11.15	Partial Invalidity	38
11.16	Survival	38
11.17	Affiliates	38
11.18	Negotiation of Agreement	39
11.19	Estoppel Certificates	39
11.20	Entire Agreement	39
11.21	Expert Decisions	40
11.22	Counterparts	41
11.23	Waiver of Jury Trial and Punitive Damages	41

ARTICLE XII — Intentionally Deleted		41

ARTICLE XIII — DEFINITION OF TERMS		42
13.01	Definition of Terms	42

Exhibit A - Legal Description of the “Site”

Exhibit B — Form of Memorandum of Management Agreement

Exhibit C — Ground Lessor Non-Disturbance Agreement [if applicable]

Exhibit C-1 — Ground Lessor Estoppel Certificate [if applicable]

Exhibit D — Form of Owner Agreement

Exhibit E — Form of Non-Disturbance Agreement

Schedule 1 — Hotel Specific Data

MANAGEMENT AGREEMENT

This Management Agreement (“Agreement”) is executed as of         day of                 ,          and effective as of the date identified as the “Effective Date” in Schedule 1 (“Effective Date”), by the party identified as the “Owner” in Schedule 1 (“Owner”), and the party identified as “Manager” in Schedule 1 attached hereto (“Manager”).

RECITALS:

A.                                   Owner is the holder of a leasehold interest in the parcel of real property described on Exhibit A attached to this Agreement and incorporated herein and as further identified and described in the “Description of the Hotel” in Schedule 1 (the “Site”) by virtue of that certain TRS Lease Agreement identified in Schedule 1.  The Site is improved as indicated in the “Description of the Hotel” in Schedule 1 (the “Improvements”).  The Site and the Improvements, in addition to certain other rights, improvements, and personal property as more particularly described in the definition of “Hotel” in Section 13.01 hereof, are collectively referred to as the “Hotel”.

B.                                     Owner desires to engage Manager to manage and operate the Hotel and Manager desires to accept such engagement upon the terms and conditions set forth in this Agreement.

C.                                     Owner and Manager desire that the Hotel be operated as the type of Hotel identified in the “Franchise Description” in Schedule 1, licensed to Owner by the Franchisor identified in Schedule 1 (the “Franchisor”) to Owner.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, Owner and Manager agree as follows:

ARTICLE I

MANAGEMENT OF THE HOTEL; OWNER OBLIGATIONS

1.01                           Management of the Hotel

Manager shall, and Owner hereby authorizes and engages Manager, as an independent contractor, to, supervise, direct and control the management and operation of the Hotel in accordance with the terms and conditions of this Agreement.  During the Term, the Hotel shall be known by the name identified in the “Description of the Hotel” in Schedule 1 as such name may be changed from time to time by Owner in a manner consistent with any approvals or requirements imposed by the terms of the Franchise Agreement.

1.02                           Management Responsibilities

A.                                   Subject to the terms of this Agreement, Manager shall manage the Hotel, and, in accordance with the Annual Operating Budget, shall perform each of the following functions (the costs and expenses of which shall be the Deductions) with respect to the Hotel:

1.                                       Recruit, employ, supervise, direct and discharge the employees at the Hotel.

2.                                       Establish prices, rates and charges for services provided in the Hotel, including Guest Room rates.

3.                                       Establish and revise, as necessary, administrative policies and procedures, including policies and procedures for the control of revenue and expenditures, for the purchasing of supplies and services, for the control of credit, and for the scheduling of maintenance, and verify that the foregoing procedures are operating in a sound manner.

4.                                       Make payments on accounts payable and handle collections of accounts receivable.

5.                                       Arrange for and supervise public relations and advertising and prepare marketing plans.

6.                                       Procure all Inventories and replacement of Fixed Asset Supplies.

7.                                       Prepare and deliver interim accountings, annual accountings, the Proposed Annual Operating Budget, Building Estimate, FF&E Estimate, and such other information as is required by this Agreement and be available at reasonable times to discuss the above-listed items as well as the operations at the Hotel generally with Owner.

8.                                       Plan, execute and supervise ordinary and routine repairs, maintenance, and FF&E purchases at the Hotel.

9.                                       Obtain and keep in full force and effect, in Manager’s name or, if required by applicable law, in Owner’s name, any and all licenses and permits (provided, that if Owner must pursuant to applicable law hold any such licenses or permits, Manager shall use due diligence and reasonable efforts to cooperate with Owner to obtain and keep same in full force and effect). Manager and Owner shall cooperate with efforts to obtain an alcoholic beverage and catering license and Manager shall use all reasonable efforts to comply with the requirements of said alcoholic beverage and catering licenses, to the extent within Manager’s control, and consistent with the approved Annual Operating Budget.  If the alcoholic beverage and catering licenses are issued to Owner, Owner shall take all actions necessary to keep the alcoholic beverage and catering licenses in full force and effect and shall take no actions in violation of said licenses.

10.                                 Retain legal counsel approved by Owner for the Hotel for legal services, as necessary, which legal counsel shall perform legal services under the direction of Manager.  Such legal services may include, without limitation, the rendering of legal advice or institution of legal actions on Owner’s behalf and at Owner’s expense, for the prosecution or defense of actions involving the collection or payment of rent, tenant or guest disputes, damage actions, contract disputes and the like.

B.                                     Manager, to the extent sufficient Working Capital  and FF&E Reserve funds exist and are available for such purpose, shall comply with all the terms and conditions of the Franchise Agreement and shall advise and assist Owner in the performance and discharge of its covenants and obligations thereunder.  Owner shall comply with any capital expenditure, product improvement plan, operating standard changes or other requirements imposed from time to time by the Franchisor under the Franchise Agreement, the cost of which shall be paid in accordance with this Agreement. In the event that there is a conflict with respect to the operation of the Hotel between the terms and conditions of the Franchise Agreement and this Agreement, the terms of the Franchise Agreement shall prevail.  Owner specifically agrees that Manager and the Franchisor as “franchisor” under the Franchise Agreement, may deal directly with each other with respect to operational issues pertaining to the Hotel.

C.                                     The operation of the Hotel shall be under the supervision and control of Manager, except as otherwise specifically provided in this Agreement.  Manager shall operate the Hotel in accordance with the standards set forth in the Franchise Agreement and this Agreement, and in accordance with the Annual Operating Budget.  Subject to the Annual Operating Budget and to such other limitations as are contained in this Agreement, Manager shall have discretion and control, free from interference, interruption or disturbance, in all matters relating to management and operation of the Hotel, including, without limitation, the following: charges for Guest Rooms, commercial space, and services provided by the Hotel; food and beverage services; employment policies; credit policies; receipt, holding and disbursement of funds; maintenance of Manager’s bank accounts; procurement of Inventories (including initial Inventories), supplies and services; appearance and maintenance, payment of costs and expenses specifically provided for in this Agreement or otherwise reasonably necessary or desirable for the proper and efficient operation of the Hotel; and generally, all activities necessary or desirable for the operation of the Hotel.  Manager shall execute in its name or on behalf of Owner all space leases (including parking leases) and other agreements relating to equipment and services provided in the Hotel, provided that without Owner’s prior written approval, Manager shall not enter into any (1) any leases with a term in excess of three (3) years or (2) contract for the provision of services with respect to the Hotel that is for a term of longer than one year, unless the contract is terminable by Owner and Manager at all times thereafter upon not more than 30-days notice (without payment of any fee or penalty).

D.                                    Subject to the Annual Operating Budget, Manager will use reasonable efforts to comply with all applicable Legal Requirements (except for certain Legal Requirements which are Owner’s responsibility under Section 1.02, Section 5.03 and Section 11.08 hereof) pertaining to its operation of the Hotel, provided that Manager shall have the right, but not the obligation, with the prior written consent of Owner, which consent shall not be unreasonably withheld, conditioned or delayed to contest or oppose, by appropriate proceedings, any such Legal Requirements.  All expenses of any such contest of a Legal Requirement shall be paid from Gross Revenues as Deductions.  Owner will comply with all applicable Legal Requirements in connection with Owner’s responsibilities under this Agreement and in connection with Owner’s actions as Owner of the Hotel.  In the event Manager is made aware of a violation of a Legal Requirement of which Manager did not have prior knowledge, Manager, upon becoming aware of such violation, shall take appropriate actions to comply with the Legal Requirement in question, subject to the availability of funds for such purpose in accordance with the Annual Operating Budget.  Absent the existence of funds for such purpose, as set forth in the Annual Operating Budget, Owner shall advance funds for such purpose within thirty (30) days after receipt of a request therefor from Manager (or such shorter period of time as may be reasonably required, as set forth in Manager’s notice to Owner).

1.03                           System Services

A.                                   Manager shall provide to Owner certain computer hardware and software support services (“System Services”) as may from time to time be necessary or desirable, as reasonably determined by Manager, in connection with the performance by Manager of its duties hereunder.

B.                                     In consideration for the System Services to be provided by Manager which shall initially include the cost of the services and equipment itemized on Schedule 1 attached hereto (which services may be supplemented or altered by Manager in its sole but reasonable discretion), Owner shall pay to Manager a “System Services Fee” per Accounting Period as indicated in Schedule 1 for the System Services, which System Services Fee shall be a Deduction.

1.04                           Employees

A.                                   All personnel employed at the Hotel shall, at all times, be the employees of Manager.  Except as otherwise provided below, Manager shall have absolute discretion with respect to all personnel employed at the Hotel, including, without limitation, decisions regarding hiring, promoting, transferring, compensating, supervising, terminating, directing and training all employees at the Hotel, and, generally, establishing and maintaining all policies relating to employment.  Manager shall be permitted to provide free accommodations and amenities to its employees and representatives visiting the Hotel in connection with its management or operation.

B.                                     Manager shall inform Owner as to the name, background and qualifications of the General Manager of the Hotel and expressly reserves the right to relocate the General Manager of the Hotel to any other hotel managed by Manager.  Notwithstanding the foregoing, if Manager desires to change the General Manager, Manager shall give Owner at least thirty (30) days’ prior notice of such change (unless circumstances warrant the change in a shorter period of time) stating the reasons for such change and informing Owner of the name, background and qualifications of any replacement General Manager.  Owner shall have the right to interview any proposed replacement General Manager and shall be given the opportunity to meet with the appropriate senior executives of Manager to discuss the advisability of effectuating any such proposed hiring, dismissal or transfer and any possible alternatives thereto, and, if the Hotel contains more than one hundred twenty (120) guest rooms, any replacement General Manager shall be subject to Owner’s prior approval.  Manager shall consider in good faith the opinions and requests of Owner with respect to such matters, and, if Manager elects not to implement any such request, Manager shall explain its decision to Owner in reasonable detail.  Furthermore, in the event that Manager transfers the General Manager for reasons other than unsatisfactory performance within eighteen (18) months of the commencement of their employment at the Hotel, Manager shall be responsible for the unamortized costs and expenses (over such eighteen month period) related to the replacement of such individual.

1.05                           Owner’s Right to Inspect and Consult

Owner and its agents shall have access to the Hotel at any and all reasonable times for the purpose of inspection, or showing the Hotel to prospective purchasers or Mortgagees.  Manager shall cause the hotel’s General Manager, Director of Sales, and a representative of Manager to meet with owner at such times as Owner may reasonably request to review and discuss Hotel operations, operating statements, cash flow, budgets,  capital expenditures, property management and maintenance, important personnel matters and any other matter related to management or operation of the hotel, provided that Owner may not require more than one such meeting during any calendar quarter.  Except to the extent otherwise mutually agreed upon by Owner and Manager, all such meetings shall be held at the Hotel.  In addition, Manager shall consult with Owner before implementing any material changes in policies and procedures relating to the Hotel.

1.06                           The Franchise Agreement

Owner covenants and agrees not to take any actions in violation of, which would result in the violation of, or which would cause Manager to violate the terms of, the Franchise Agreement.  Owner further covenants and agrees that it will not amend the Franchise Agreement without the prior written consent of Manager.  Owner shall have the right to terminate the Franchise Agreement and enter into a different Franchise Agreement, from time to time, as it may reasonably determine, subject to the prior written consent of Manager. Any costs, fees or expenses associated with such termination shall be paid by Owner from its own funds and shall not be paid out of Gross Revenues and shall not be Deductions.

1.07                           Accounting Services

In consideration for all of the accounting services to be rendered by Manager pursuant to the provisions of this Agreement, Owner shall pay to Manager the Accounting Fee indicated in Schedule 1.

1.08                           Travel and Reimbursement

As approved in the Annual Operating Budget, Manager shall be entitled to be reimbursed for reasonable out-of-pocket costs and expenses (including reasonable travel expenses) for the provision of management and support services by personnel not located at the Hotel which are related to the efforts of such personnel on behalf of the Hotel, or the supervision of the management or transition of management for the Hotel, and the same shall be considered Deductions.  In addition, if the Hotel has not been managed by Manager prior to the date hereof, Manager shall be reimbursed for its reasonable out of pocket costs in connection with the relocation of management personnel to the Property and for budgeted travel expenses incurred in connection with the initial takeover of management and the entering into of this Agreement.  The Manager shall provide to Owner, upon request, back-up information relating to any request for reimbursement.

ARTICLE II

TERM

2.01                           Term

The “Term” of this Agreement shall consist of an “Initial Term” and the “Renewal Term(s)”.  The “Initial Term” shall begin on the Effective Date and, unless sooner terminated as provided herein, shall continue until the Expiration Date of the Initial Term identified in Schedule 1.  Thereafter, this Agreement shall automatically, and with no further action required by Owner or Manager, be renewed on the same terms and conditions for the successive renewal term(s) identified in Schedule 1 (“Renewal Terms”), unless Manager shall have given prior written notice to Owner of Manager’s election not to renew at least one hundred eighty (180) days prior to the expiration of the then current Initial Term or Renewal Term, as the case may be.

2.02                           Performance Termination

A.                                   Owner shall have the option to terminate this Agreement (without payment of any Termination Fee or penalty) if, with respect to each Fiscal Year within the Performance Termination Period in question, as defined in Schedule 1:

1.                                       Operating Profit per available guest room at the Hotel is not comparable to that realized by well managed hotels of similar size, services, facilities and rate structure, as determined by an Expert in accordance with the provisions of Section 11.21 hereof; and

2.                                       The Revenue Index of the Hotel is less than the Revenue Index Threshold as set forth on Schedule 1; and

3.                                       The fact that the Hotel is not meeting the tests set forth in Section 2.02.A.1  and Section 2.02.A.2 is not the result of either (a) Force Majeure, (b) any major renovation of the Hotel, (c) highway renovations in the vicinity of the Hotel, (d) construction projects in the vicinity of the Hotel that materially impact access to the Hotel, or (e) a Default by Owner.

B.                                     Owner shall exercise such option to terminate by serving written notice thereof on Manager no later than sixty (60) days after Owner’s receipt of the Accounting Period Statement for the final Accounting Period in the Performance Termination Period.  In the event Manager challenges Owner’s claim that the conditions set forth in Section 2.02.A triggering Owner’s termination right have been met, Manager shall give prompt written notice of such challenge to Owner, and such notice shall trigger the Expert Resolution Process set forth in Section 11.21.  Following the conclusion of the Expert Resolution Process, should the Expert establish that the conditions triggering Owner’s termination right as set forth in Section 2.02.A have been met, Manager shall pay all costs and expenses of the Expert Resolution Process, and, provided further, that if Manager does not elect to avoid Termination pursuant to the provisions of Section 2.02.C hereof, this Agreement shall terminate on the earliest practical date, but in any event by not later than the end of the third full Accounting Period following the date on which the Expert determines and notifies Owner and Manager in writing that the conditions triggering the termination right as set forth in Section 2.02.A have been met, provided that if Manager has not challenged Owner’s claim that the conditions set forth in Section 2.02.A triggering Owner’s termination right have been met then such termination date shall be not later than the end of the third full Accounting Period following the date of Owner’s exercise of its termination right.  Such termination date may be extended as may reasonably be required to enable Manager to satisfy any Legal Requirements applicable to the termination of employment of any employees at the Hotel. Alternatively, if following the conclusion of the Expert Resolution Process, the Expert establishes that the conditions triggering Owner’s termination right as set forth in Section 2.02.A have not been met, Owner shall pay all costs and expenses of the Expert Resolution Process.

C.                                     Notwithstanding anything contained herein to the contrary, but subject nonetheless to the provisions of Section 2.02.E, Manager at its option may elect to avoid the Termination by Owner pursuant to Section 2.02.A for the Performance Termination Period in question by notifying Owner of Manager’s election within ten (10) days after Manager’s receipt of Owner’s written notice of Termination or, if Manager disputes the Termination pursuant to Section 2.02.B, within ten (10) days after Manager’s receipt of  the Expert’s decision; provided, however, that to avoid such Termination, Manager shall, at Manager’s election, either (i) pay to Owner within such 10 day period that amount of money by which Operating Profit during the Performance Termination Period fell below the Operating Profit set out in the Annual Operating Budgets for the Performance Termination Period (the “Deficit Amount”), or (ii) offset the Deficit Amount against the Management Fees and/or reimbursements or other amounts next coming due and payable to Manager in the Accounting Periods following Manager’s written notice to Owner of Manager’s election to avoid Termination until the Deficit Amount has been offset in full by such Management Fees, reimbursements or other amounts due Manager.  In the event Manager elects to avoid Termination pursuant to this Section 2.02.C, the second Fiscal Year within the Performance Termination Period that gave rise to Owner’s termination right shall not be considered as part of any subsequent Performance Termination Period hereunder.

D.                                    Owner’s failure to exercise its right to terminate this Agreement pursuant to this Section 2.02 shall not be deemed an estoppel or waiver of Owner’s right to terminate this Agreement with respect to any subsequent event or circumstance that could give Owner the right to terminate pursuant to this Section 2.02.

E.                                      Manager’s exercise of its right to avoid termination of this Agreement pursuant to this Section 2.02 shall not prevent Manager from again exercising such right to avoid Termination at a later date, should any subsequent event or circumstance arise that gives Owner the right to terminate under this Section 2.02, provided however, that Manager may exercise such right no more than three (3) times during the Term.

ARTICLE III

COMPENSATION OF MANAGER

3.01                           Management Fees

Manager shall be paid the sum of the following as its management fees:

A.                                   the Base Management Fee, which shall be retained by Manager from Gross Revenues; plus

B.                                     the Incentive Management Fee, which shall be retained by Manager from Operating Profit in accordance with Sections 3.02 and 4.01 hereof; plus

C.                                     the System Services Fee set forth in Section 1.03 hereof; plus

D.                                    the Accounting Fee set forth in Section 1.07 hereof.

3.02                           Operating Profit

Operating Profit, if any, shall be distributed to Owner and to Manager in the order of priority listed below.

A.                                   an amount equal to Owner’s Priority shall be paid to Owner,

B.                                     the Incentive Management Fee shall be paid to, or credited to and retained by, Manager, and

C.                                     any remaining balance of Operating Profit shall be paid to Owner.

To the extent of available Operating Profit for each Accounting Period and within the time period set forth in Section 4.0l.A, Manager shall distribute a prorated portion of the Owner’s Priority to Owner each Accounting Period and Manager shall be entitled to be paid, or credited and retain a prorated portion of the Incentive Management Fee each Accounting Period based on its good faith estimate of the Incentive Management Fee for the full Fiscal Year.

ARTICLE IV

ACCOUNTING MATTERS

4.01                           Accounting, Distributions and Annual Reconciliation

A.                                   Within twenty (20) days after the close of each Accounting Period, Manager shall deliver an interim accounting (the “Accounting Period Statement”) to Owner showing Gross Revenues, Deductions, Operating Profit, and applications and distributions thereof for the preceding Accounting Period in electronic format (together with hard copies thereof).  Manager shall transfer to Owner, with each Accounting Period Statement, any interim amounts due Owner, subject to Working Capital needs, and shall retain any Base Management Fees, System Services Fees, Accounting Fees, Incentive Management Fees and any other interim amounts due Manager.  Such interim accounting shall be in the form of statements reasonably approved by Owner.

B.                                     Calculations and payments of the Base Management Fee, the Incentive Management Fee, and distributions of Operating Profit made with respect to each Accounting Period within a Fiscal Year shall be accounted for cumulatively within a Fiscal Year, but shall not be cumulative from one Fiscal Year to the next.  Within sixty (60) days after the end of each Fiscal Year, Manager shall deliver to Owner a statement in electronic format (together with hard copies thereof) in reasonable detail summarizing the operations of the Hotel for the immediately preceding Fiscal Year and within ninety (90) days after the end of each Fiscal Year, a certificate of Manager’s chief accounting officer certifying that, to the best of his knowledge, such year end statement is true and correct.  The parties shall, within thirty (30) business days after Owner’s receipt of such statement, make any adjustments, by cash payment, in the amounts paid or retained for such Fiscal Year as are needed because of the final figures set forth in such statement.  Such final accounting shall be controlling over the Accounting Period Statements.  No adjustment shall be made for any Operating Loss or Operating Profit in a preceding or subsequent Fiscal Year.

C.            To the extent there is an Operating Loss for any Accounting Period and the Hotel requires additional funds for the operation of the Hotel as provided in this Agreement, additional funds in the amount of any such Operating Loss shall be provided by Owner within thirty (30) days after Manager has delivered written notice thereof to Owner.  If Owner does not so fund such Operating Loss within the thirty (30) day time period, Manager shall have the right (without affecting Manager’s other remedies under this Agreement) to withdraw an amount equal to such Operating Loss from future distributions of funds otherwise due to Owner.  Furthermore, if Owner fails to fund an Operating Loss upon request by Manager and Manager elects to fund such amount, Manager may also withdraw interest upon such sum at a rate equal to the Prime Rate plus three (3) percentage points accruing from the date Owner was to have funded such Operating Loss until full repayment is made to Manager by Owner or by withdrawal from Owner’s distributions.  To the extent the Operating Loss suggests to Manager, in the exercise of its opinion, that there will not be sufficient Working Capital to operate the Hotel in accordance with the terms hereof and the Annual Operating Budget, the provisions of Section 4.05 hereof shall apply.

4.02         Books and Records

Manager shall maintain books of control and account pertaining to operations at the Hotel.  Such accounts shall be kept on an accrual basis and in all material respects in accordance with the Uniform System of Accounts, with the exceptions provided in this Agreement.  Owner and/or Owner’s independent accountants may with prior reasonable notice and at reasonable intervals during Manager’s normal business hours examine such records.  If Owner desires, at its own expense, to audit, examine, or review, or cause its accountants to audit, examine or review, the annual operating statement described in Section 4.01.B or any Accounting Period Statements(s), Owner shall notify Manager in writing within two (2) years after receipt of such statement of its intention to audit and begin such audit no sooner than thirty (30) days and no later than sixty (60) days after Manager’s receipt of such notice.  Such audit shall be completed within ninety (90) days after commencement thereof.  If Owner does not timely elect to conduct an audit, if an audit does not occur or is not completed within the times herein allotted, then such statement shall be deemed to be conclusively accepted by Owner as being correct and Owner shall have no right thereafter to question or examine the same.  If any audit by Owner discloses an understatement of any amounts due Owner, Manager shall promptly pay Owner such amounts found to be due, plus interest thereon (at the Prime Rate plus one percent (1%) per annum) from the date such amounts should originally have been paid.  Any dispute concerning the correctness of an audit shall be settled through the Expert Resolution Process.  If any audit discloses that Manager has not received any amounts due it, Owner shall pay Manager such amounts, but shall have no obligation to pay Manager interest thereon.  The cost of the audit shall be paid by Owner, provided, however, Manager shall pay for such cost if the audit by Owner discloses an underpayment of the amount due Owner by three percent (3%) of the total amount due to have been paid Owner.

4.03         Accounts, Expenditures

A.            All funds derived from operation of the Hotel and Working Capital shall belong to and be the property of Owner and shall be deposited by Manager in bank accounts (the “Operating Accounts”) established by Manager for Owner as Owner’s agent, in a bank or banks designated by Manager and reasonably approved by Owner, provided, however, that if a Qualified Lender that holds a Qualified Loan designates a one or more specific banks located within reasonable proximity to the Hotel for any of such Operating Accounts, then Manager shall establish Operating Accounts in the bank or banks so designated by such Qualified Lender.  Authorized individuals who have signature authority shall be bonded or covered by fidelity insurance in amounts which are customarily obtained for similar hotels.  Withdrawals from said Operating Accounts shall be made solely by representatives of Manager whose signatures have been authorized.  Reasonable petty cash funds shall be maintained at the Hotel.

B.            All payments made by Manager hereunder shall be made from the Operating Accounts, petty cash funds, or from Working Capital.  Manager shall not be required to make any advance or payment with respect to the Hotel except out of such funds, and Manager shall not be obligated to incur any liability or obligation with respect to the Hotel.  In any event, if any such liability or obligation is incurred by Manager with respect to the Hotel, Manager shall have the option to deduct such amounts from Owner’s share of Operating Profit if Owner has not fully reimbursed Manager for said amounts within ten (10) days after Owner’s receipt of notice from Manager that said amounts are due.

C.            Debts and liabilities incurred by Manager directly related to its operation and management of the Hotel and otherwise reimbursable to Manager under the terms of this Agreement, whether asserted before or after Termination, will be paid by Owner to the extent funds are not available for that purpose from Gross Revenues and Manager shall have no responsibility for the payment of such liabilities unless adequate Hotel or Owner funds are available to Manager for such payment.  Owner shall indemnify, defend and hold Manager harmless from and against all loss, costs, liability, and damage (including, without limitation, attorneys’ fees and expenses) arising from Owner’s failure to pay such debts and liabilities.  The provisions of this Section 4.03.C shall survive Termination.

4.04                           Annual Operating Budget

A.                                   Manager shall deliver to Owner for its review and approval, at least thirty (30) days prior to the beginning of each Fiscal Year after the Effective Date, a “Proposed Annual Operating Budget” in the form provided to Owner by Manager.  Each Proposed Annual Operating Budget shall project the estimated Gross Revenues, departmental profits, Deductions, and Operating Profit for the forthcoming Fiscal Year for the Hotel.  Manager shall provide Owner on request additional detail, information and assumptions used in the preparation of the Proposed Annual Operating Budget. Owner shall consider for its approval, subject to the terms and conditions set forth in this Section 4.04, the Proposed Annual Operating Budget on or before the beginning of each Fiscal Year.  For purposes hereof, such Proposed Annual Operating Budget, if approved by Owner, is referred to herein as the “Annual Operating Budget.”

B.                                     Owner shall notify Manager in writing of any such objections within thirty  (30) days of receipt of the Proposed Operating Budget from Manager.  If Owner fails to provide any objection within the above time period, the Proposed Operating Budget as submitted by Manager shall be deemed approved.  If Owner objects to any portion of the Proposed Annual Operating Budget, Owner shall be specific as to category and any category not specifically disapproved by Owner shall be deemed approved.  Owner will provide Manager with the specific reasons for its disapproval with Owner’s written objection, and the parties will attempt to resolve, in good faith, any objections within the thirty (30) day period following Owner’s objection.  Owner shall not have the right to object to any item in the Proposed Annual Operating Budget if such objection would:

1.             require modifications to items (such as menu or banquet prices, but not room rates) affecting the estimate of Hotel revenues or the components thereof;

2.             require modifications to any expenditures required to be made under the express provisions of this Agreement, including the Management Fee, Incentive Management Fee, Accounting Fee or Special Services Fee, or payments due under or costs incurred to comply with the terms and conditions of  the Franchise Agreement;

2.             limit any expenditures reasonably necessary to prevent an imminent threat to life, health, safety or property of the Hotel;

3.             materially and adversely interfere with Manager’s ability to operate the Hotel in a manner consistent and in compliance with the Franchise Agreement or a Legal Requirement;

4.             limit the costs and expenses that are not within the control of Owner and/or Manager, such as Taxes and the costs of utilities;

5.             materially impair Manager’s ability to pass a Performance Termination Test;

6.             materially interfere with Manager’s fulfillment of its obligations, duties, agreements, covenants or responsibilities under this Agreement; and

7.             require modifications to Manager’s reasonable projections of increases in projected costs and expenses of operating the Hotel, which increases are primarily caused by projected increases in Gross Revenues.

C.                                     In the event Owner and Manager fail to resolve any of Owner’s permitted objections within such thirty (30) day period, all matters shall be referred to the Expert Resolution Process for resolution in accordance with the provisions of Section 11.21 hereof.  Pending such Expert determination, Manager shall operate the Hotel with respect to those categories of the Proposed Operating Budget that are in dispute based on the previous Fiscal Year’s Annual Operating Budget with respect to such categories, adjusted in accordance with (1) the percentage increase in the CPI from the first day of the Fiscal Year just ended, and the first day of the Fiscal Year for which the Proposed Annual Operating Budget is in dispute and (2) anticipated changes in Gross Revenues to the extent that increases in Gross Revenues would reasonably be expected to impact such category.

D.                                    Owner acknowledges that (i) the Annual Operating Budget is intended by Manager to be an estimate of income and expenditure only; (ii) Manager does not give any guarantee, warranty or representation whatsoever in connection with any Annual Operating Budget, other than that Manager prepared the Annual Operating Budget in good faith and in accordance with the provisions of this Agreement; and (iii) a failure of the Hotel to achieve any Annual Operating Budget shall not in and of itself constitute an Event of Default or breach by Manager hereunder.  It is understood, however, that the Annual Operating Budget is an estimate only and that unforeseen circumstances such as, but not limited to, the costs of labor, material, services and supplies, casualty, operation of law, or economic and market conditions, as well as the requirement that the Hotel be operated in accordance with any subsequent changes in the Franchise Agreement, may make adherence to the Annual Operating Budget impracticable.  Manager shall include with each Accounting Period Statement a comparison of the actual results with the budgeted results.

4.05         Working Capital

Contemporaneously with Owner’s acquisition of title to the Hotel and execution of this Agreement, Owner shall deposit, in an account established by Manager for this purpose, Initial Working Capital in the amount set forth on Schedule 1.  If from time to time during the Term, Manager reasonably determines that additional funds are necessary to maintain Working Capital at levels reasonably necessary to assure the uninterrupted and efficient operation of the Hotel, including without limitation, sufficient funds to pay budgeted current liabilities as they fall due and otherwise satisfy the needs of the Hotel as its operation may from time to time require in accordance with the terms of the Annual Operating Budget for that Fiscal Year and actual operations of the Hotel, year to date, Manager shall give written notice of such need (setting out the amount of and the reason for such need) to Owner and Owner shall, promptly, but no later than thirty (30) days after receipt of such notice, fund such requested amounts.  If Owner does not so fund additional Working Capital within the said thirty (30) day time period, Manager shall have the right (without affecting Manager’s other remedies under this Agreement) to withdraw an amount equal to the funds requested by Manager for additional Working Capital from future distributions of funds otherwise due to Owner.  In the event of an emergency involving danger to persons or property or negative cash flow and the inability to fund current operations, within two (2) business days following written certification thereof and request for additional funds by Manager, Owner shall provide such additional Working Capital to the Hotel.  Upon Termination, Manager shall, except as otherwise provided in this Agreement, return the outstanding balance of the Working Capital to Owner.

4.06         Fixed Asset Supplies

Owner shall provide, at its sole cost and expense, the initial Fixed Asset Supplies for the Hotel.  Owner shall, within thirty (30) days after request by Manager, provide funds that are necessary to increase the level of Fixed Asset Supplies to levels determined by Manager, in its good faith judgment, to be necessary to satisfy the needs of the Hotel as its operation may, from time to time, require in accordance with the terms of the approved Annual Operating Budget for that Fiscal Year. Such fundings by Owner shall not be Deductions.  The cost of Fixed Asset Supplies consumed in the operation of the Hotel shall constitute a Deduction.  Fixed Asset Supplies shall remain the property of Owner throughout the Term of the Agreement and upon Termination.

ARTICLE V

REPAIRS, MAINTENANCE, AND REPLACEMENTS

5.01                           Repairs and Maintenance Costs

In accordance with and subject to the Annual Operating Budget, and subject to the availability of adequate and required Hotel funds, Manager shall maintain the Hotel in good repair and condition and in conformity with applicable Legal Requirements and in accordance with the Franchise Agreement. Manager shall make or cause to be made such routine maintenance, repairs and minor alterations as it determines are necessary for such purposes.  The phrase “routine maintenance, repairs, and minor alterations” as used in this Section 5.01 shall include only those which are normally expensed under generally accepted accounting principles.  The cost of such routine maintenance, repairs and alterations shall be paid from Gross Revenues (and not from the FF&E Reserve) and shall be treated as a Deduction in determining Operating Profit.

5.02                           FF&E Reserve

A.                                   Manager shall establish a reserve account (the “FF&E Reserve”) in the name of Owner doing business as the Hotel (but on which representatives of Manager are sole signatories) in a bank or similar institution reasonably acceptable to both Manager and Owner to cover the cost of the following items, provided, however, that if a Qualified Lender that holds a Qualified Loan designates a one or more specific banks for any of such reserve account, then Manager shall establish such reserve account in the bank or banks so designated by such Qualified Lender:

1              replacements, renewals and additions to the FF&E at the Hotel; and

2              Special Capital Expenditures.

B.                                     Contemporaneously with Owner’s acquisition of title to the Hotel and execution of this Agreement, Owner shall contribute to the FF&E Reserve Owner’s initial contribution to fund the FF&E Reserve in the amount set forth on Schedule 1.  For each Accounting Period during the term, Manager shall transfer the amounts set forth in Schedule 1 into the FF&E Reserve.  Transfers into the FF&E Reserve shall be made at the time of each interim accounting described in Section 4.01 hereof. All amounts transferred into the FF&E Reserve pursuant to this Section 5.02.B shall be paid from Gross Revenues. FF&E Reserve contributions to the extent of the funding obligation set forth in item 16 of Schedule 1  shall be a Deduction.

C.                                     Manager shall prepare an annual estimate (the “FF&E Estimate”) of the expenditures necessary for (1) replacements, renewals and additions to the FF&E of the Hotel, and (2) Special Capital Expenditures, during the ensuing Fiscal Year and shall deliver the FF&E Estimate to Owner for its review and approval at the same time as

Manager submits the proposed Annual Operating Budget described in Section 4.04.  The FF&E Estimate shall also indicate the estimated time schedule for making such replacements, renewals, and additions.  Owner’s rights to review and approve the FF&E Estimate, as well as the resolution of any disputes related thereto, shall be governed by the terms and conditions of Section 4.04, with the FF&E Estimate being treated in the same manner as the Proposed Annual Operating Budget under Section 4.04.

D.                                    Manager shall from time to time make such (1) replacements, renewals and additions to the FF&E of the Hotel, and (2) Special Capital Expenditures, each in accordance with the FF&E Estimate, or as may be required by the Franchise Agreement, up to the balance in the FF&E Reserve.  No expenditures will be made in excess of said balance without the prior written approval of Owner.  Manager will follow the applicable approved FF&E Estimate, but shall be entitled to depart therefrom (but not exceeding the lesser of (i) 10% of the applicable approved FF&E Estimate and (ii) the Reserve balance), in its reasonable discretion, provided that (a) such departures from the approved FF&E Estimate result from circumstances which require prompt repair and/or replacement (in which event Manager shall notify Owner); and (b) Manager submits to Owner a revised FF&E Estimate setting forth and explaining such departures.  At the end of each Fiscal Year, any amounts then remaining in the Reserve shall be carried forward to the next Fiscal Year. Any Owner interference with the expenditure by Manager of funds from the FF&E Reserve pursuant to this Section 5.02, if such expenditure is in accordance with the terms of this Section 5.02 (including without limitation, interference resulting from (i) any Litigation involving the Owner or the Hotel, or (ii) a Foreclosure) shall constitute an Event of Default by Owner under Section 9.01.  Proceeds from the sale of FF&E no longer necessary to the operation of the Hotel shall be added to the FF&E Reserve.  The FF&E Reserve will be kept in an interest-bearing account, and any interest which accrues thereon shall be retained in the FF&E Reserve.  Neither (1) proceeds from the disposition of FF&E, nor (2) interest which accrues on amounts held in the FF&E Reserve, shall (a) result in any reduction in the required transfers to the FF&E Reserve set forth in subsection B above, nor (b) be included in Gross Revenues.

E.                                      As the Hotel ages, the percentages of Gross Revenues which are set forth in Section 5.02.B may not be sufficient to keep the FF&E Reserve at the levels necessary to make the replacements, renewals, and additions to the FF&E of the Hotel, or to make the Special Capital Expenditures, which are required to maintain the Hotel in accordance with the requirements of this Agreement and the Franchise Agreement.  If the FF&E Estimate prepared in good faith by Manager exceeds the available funds in the FF&E Reserve, Owner shall elect one or the other of the following two (2) alternatives:

1.             to agree in writing to increase the annual percentage in Section 5.02.B to provide the additional funds required and such increases shall be treated as Owner’s Additional Capital Investment and not as a Deduction, or

2.             to make a lump sum contribution to the FF&E Reserve in the necessary amount in which event, such contribution shall be treated as an Owner’s Additional Capital Investment.

A failure or refusal by Owner to either agree in writing to Section 5.02.E.1 above or provide the additional funds required in accordance with Section 5.02.E.2 above within sixty (60) days after Manager’s request therefor shall be deemed an election by Owner to opt for the funding mechanism in Section 5.02.E.1.

5.03         Capital Expenditures

A.            Manager shall prepare an annual estimate (the “Building Estimate”) of the expenses necessary for non-routine or major repairs, alterations, improvements, renewals, replacements, and additions to the Hotel including, without limitation, the structure, the exterior facade and all of the mechanical, electrical, heating, ventilating, air conditioning, plumbing or vertical transportation elements of the Hotel building (the foregoing expenditures, together with all other expenditures which are classified as “capital expenditures” under generally accepted accounting principles, shall be collectively referred to as “Capital Expenditures.”  Manager shall submit the Building Estimate to Owner for its review and approval at the same time the Proposed Annual Operating Budget is submitted.  Manager shall not make any Capital Expenditures (except for Special Capital Expenditures which are governed by the provisions of Section 5.02) without the prior consent of Owner, unless otherwise permitted herein. Owner shall have thirty (30) days after receipt to review and approve such Building Estimate, it being agreed that Owner shall not withhold its approval with respect to Capital Expenditures as are required, in Manager’s reasonable judgment, to keep the Hotel in a first class, competitive, efficient and economical operating condition and/or in accordance with the requirements of the Franchise Agreement, or otherwise required for the continued safe and orderly operation of the Hotel, including the removal of Hazardous Materials in compliance with all Environmental Laws (as more particularly described in Section 11.08) or in compliance with all Legal Requirements.  Owner’s right to review and approve the Building Estimate, as well as the resolution of any disputes related thereto, shall be governed by the terms and conditions of this Section 5.03 and Section 4.04, with the Building Estimate being treated in the same manner as the Proposed Annual Operating Budget under Section 4.04.

B.            Notwithstanding the provisions of Section 5.03.A, Manager shall be authorized to take appropriate remedial action (including making any necessary Capital Expenditures) without receiving Owner’s prior consent in the following circumstances: (i) if there is an emergency threatening the Hotel, its guests, invitees or employees; or (ii) if the continuation of the given condition will subject Manager and/or Owner to civil or criminal liability, and, following written notice from Manager, Owner has failed (x) to authorize Manager to remedy the situation and (y) if appropriate under the circumstances, to take or authorize Manager to take appropriate and immediate legal action to stay the effectiveness of any law, ordinance, regulation or order creating such risk of civil or criminal liability.  In any such case, Owner shall hold harmless, indemnify and defend Manager from any claims, actions, suit, liability or loss resulting from Manager’s or Owner’s remedial action taken pursuant to this Section 5.03.B.  Manager shall cooperate with Owner in the pursuit of any such action and shall have the right to participate therein.  The provisions of this Section 5.03.B shall survive Termination of this Agreement.

C.                                     The cost of all Capital Expenditures (except Special Capital Expenditures pursuant to Section 5.02) (including the expenses incurred by either Owner or Manager in connection with any civil or criminal proceeding described above) shall be borne solely by Owner, and shall not be paid from Gross Revenues, nor from the FF&E Reserve, and shall not constitute a Deduction.

D.                                    It shall be an Event of Default by Owner (and Manager shall be entitled to exercise any of the remedies described in Article IX hereof) if Owner fails to provide funding for any Capital Expenditure approved by Owner in such manner as to permit Manager to make timely payment of all costs and expenses in connection with such Capital Expenditures.  In addition to any other rights Manager may have under this Agreement, if Owner fails to timely provide the funding, Manager shall have the option of terminating this Agreement upon six (6) months written notice to Owner, whereupon, Owner shall tender to Manager a Termination Fee equal to the termination fee set forth in Section 11.11.G hereof.  The provision of this Section shall survive termination of this Agreement.

E.                                      It is understood that any proposed “alterations” and “improvements” which would either (a) increase or decrease the number of Guest Rooms in the Hotel, or (b) involve changing the architectural footprint of the Hotel or involve other significant changes in the structural design of the Hotel, in any case by more than a de minimis amount, or (c) change significantly or eliminate any Hotel amenities are beyond the scope of this Article V, and would require the approval of both parties and an amendment of this Agreement prior to implementation by either party.  In the event any alterations or improvements described in the preceding sentence are proposed, Manager shall have no obligation to supervise such renovations, provided, however, that Owner shall be obligated to notify and provide Manager with the opportunity to bid on and be considered to provide such services for a fee to be negotiated by the parties. In addition, in the event Owner desires to use the purchasing and procurement services of Manager for such alterations or improvements, Manager may charge Owner a reasonable fee for such services, which fee will be paid by Owner from its own funds and shall not be a Deduction. The extent to which the costs associated with such alterations and improvements would increase Owner’s Priority as an Owner’s Additional Capital Investment shall be negotiated by the parties as part of the referenced amendment to this Agreement.

5.04                           Ownership of Replacements

All repairs, alterations, improvements, renewals or replacements made pursuant to Article V, and all amounts kept in the FF&E Reserve, shall, except as otherwise provided in this Agreement, be the property of Owner.

ARTICLE VI

INSURANCE, DAMAGE, CONDEMNATION, AND FORCE MAJEURE

6.01                           Insurance

In addition to insurance coverages that may be required by the Franchise Agreement and the Mortgage,

A.                                   During the Term of this Agreement, Owner shall, or shall require Manager to, procure and maintain, as an expense of the Hotel, at terms and rates and providing the types of coverage reasonably acceptable to Owner, a minimum of the following insurance:

1.             Property insurance, including boiler and machinery coverage, on the Hotel building(s) and contents against loss or damage by fire, lightning and all other risks as commonly covered by an “all risk of physical loss” policy of insurance, in an amount not less than the full replacement cost (less excavation and foundation costs) of the Hotel and contents;;

2.             Business interruption insurance covering at least twelve (12) months’ loss of profits and necessary continuing expenses for interruptions at the Hotel caused by any occurrence covered by the insurance referred to in Section 6.01.A.1 above;

B.                                     During the Term of this Agreement, Owner, or at Owner’s election, Manager shall procure and maintain, with insurance companies of recognized responsibility, in compliance with all Mortgagee and Franchisor requirements, a minimum of the following insurance:

1.             (a)           Comprehensive or commercial general liability insurance for any claims or losses arising or resulting or pertaining to the Hotel or its operation, with combined single limits of $1,000,000 per each occurrence for bodily injury and property damage.  If the general liability coverages contain a general aggregate limit, such limit shall be not less than $2,000,000, and it shall apply in total to the Hotel only.  Such insurance shall be on an occurrence policy form and shall include premises and operations, independent contractors, blanket contractual, products and completed operations, advertising injury, employees as additional insureds, broad form property damage, personal injury, incidental medical malpractice, severability of interests, innkeeper’s and safe deposit box liability, and explosion, collapse and underground coverage during any construction;

(b)           If applicable, alcoholic beverage liability for combined single limits of bodily injury and property damage of not less than $1,000,000 each occurrence;

(c)           Business auto liability, including owned, non-owned and hired vehicles for combined single limits of bodily injury and property damage of not less than $1,000,000 per each occurrence; and

(d)           Umbrella excess liability on an occurrence basis in amounts not less than $49,000,000 excess of the liability insurance required under Section 6.01 B.1, B.4 and B.5 hereof.

2.                                       Workers’ compensation as may be required under applicable laws covering all of Manager’s employees at the Hotel and including employer’s liability coverage of not less than $1,000,000 each occurrence;

3.                                       Commercial crime insurance including coverage for employee theft, forgery or alteration, and theft of money or securities with reasonable limits as reasonably determined by Owner and Manager;

4.                                       Employment Practices liability insurance, where available, in amounts as Manager and Owner reasonably deem advisable; and

5.                                       Such other insurance in amounts as Manager and Owner in their reasonable judgment deems advisable for protection against claims, liabilities and losses arising out of or connected with the operation of the Hotel or as otherwise may be required under the Franchise Agreement, and/or by any Mortgage.

C.                                     All insurance described in Section 6.01.B may be obtained by Manager, subject to Owner’s reasonable approval, by endorsement or equivalent means under its blanket insurance policies, provided that such blanket policies substantially fulfill the requirements specified in this Agreement and the cost thereof is competitive.

D.                                    All policies of insurance required under Sections 6.01.A and 6.01.B (except for the policies required under Section 6.01.B.2) shall be issued in the name of Owner, as the named insured, and shall have Manager, Franchisor and any Mortgagee as additional insureds.  The policy of insurance required under Section 6.01.B.2 shall be issued in the name of Manager, with Owner, Franchisor and any Mortgagee as additional insureds.  Such coverages shall be provided on a primary and non-contributory basis.  Any property losses thereunder shall be payable to the respective parties as their interests may appear.  Owner shall use its reasonable efforts to require that any Mortgage encumbering the Hotel shall contain provisions to the effect that proceeds of the insurance policies required to be carried under Sections 6.01.A.1 and 2 shall be available for repair and restoration of the Hotel.

E.                                      Owner and Manager shall deliver to one another certificates of insurance with respect to all policies so procured and, in the case of insurance policies about to expire, shall deliver certificates with respect to the renewal thereof.  All certificates of insurance provided for under this Section 6.01 shall, to the extent obtainable, state that the insurance shall not be canceled or materially changed without at least thirty (30) days prior written notice to the certificate holder.

F.             Insurance premiums and any other costs or expenses with respect to the insurance required under Section 6.01, including any Insurance Retention (as defined below), shall be paid from Gross Revenues as Deductions.  Such premiums and costs shall be allocated on an equitable basis to the hotels participating under Manager’s blanket insurance programs.  Any reserves, losses, costs or expenses which are uninsured shall be treated as a cost of insurance and shall be Deductions.  Upon Termination, a reserve in an amount reasonably acceptable to Owner and Manager shall be established from Gross Revenues to cover the amount of any Insurance Retention and all other costs which will eventually have to be paid by either Owner or Manager with respect to pending or contingent claims, including those which arise after Termination for causes arising during the Term of the Agreement.  If Gross Revenues are insufficient to meet the requirements of such reserve, Owner shall deliver into the reserve established hereunder, within thirty (30) days after receipt of Manager’s written request therefor, the sums necessary to establish such reserve; and if Owner fails to timely deliver such sums, Manager shall have the right (without affecting Manager’s other remedies under this Agreement) to withdraw the amount of such expenses from the Operating Accounts, the FF&E Reserve, the Working Capital funds or any other funds of Owner held by or under the control of Manager and to deposit such funds into the reserve.  For purposes of this Section 6.01.F, “Insurance Retention” shall mean the amount of any loss or reserve under Manager’s blanket insurance program which is allocated to the Hotel, not to exceed the higher of (A) the maximum per occurrence limit established for similar hotels participating in such programs, or (B) the insurance policy deductible on any loss which may fall within high hazard classifications as mandated by the insurer (e.g., earthquake, flood, windstorm on coastal properties, etc.).  If the Hotel is not a participant under Manager’s blanket insurance program, “Insurance Retention” shall mean the amount of any loss or reserve allocated to the Hotel, not to exceed the insurance policy deductible.  The provisions of this Section 6.01.F shall survive Termination of this Agreement.

G.            Notwithstanding anything contained in this Agreement to the contrary, Owner shall have the right to elect to have Manager procure and maintain any or all of the insurance for the Hotel otherwise required to be maintained by Owner under Section 6.01 by participation in Manager’s blanket insurance or self-insurance programs and in lieu of Owner’s procuring the same, provided that Owner shall give Manager not less than ninety (90) days written notice of Owner’s intent to participate in Manager’s blanket insurance or self-insurance programs and such insurance to be procured by Manager shall not become effective until the end of the then-current term of the applicable policy or policies maintained by Owner under Section 6.01.  Owner’s election as of the Effective Date is as set forth on Schedule 1.  Manager shall have no obligation to disclose to Owner the risk history of any other hotels not owned by Owner but which participate in Manager’s insurance programs.  Owner and Manager acknowledge and agree that Owner may from time to time change any election to maintain or require Manager to maintain the insurance for the Hotel required pursuant to this Agreement by giving Manager at least ninety (90) days notice and otherwise meeting the requirements of this Section

6.01.G., provided, however, that Manager shall not be required to solicit bids for such insurance more frequently than once in each three year period, but Manager shall reasonably cooperate with Owner in its efforts to secure bids for such insurance.

6.02         Damage and Repair

A.            If, during the Term, the Hotel is damaged or destroyed by fire, casualty, or other cause, Owner shall, with all reasonable diligence and at its sole cost and expense, repair or replace the damaged or destroyed portion of the Hotel to substantially the same condition as existed previously.  Manager shall have the right to discontinue operating the Hotel to the extent it deems necessary to comply with applicable law, ordinance, regulation or order or as necessary for the safe and orderly operation of the Hotel.  To the extent that proceeds from the insurance described in Section 6.01 are available for such purpose, Owner shall utilize such proceeds for the restoration.

B.            In the event damage or destruction to the Hotel from any cause materially and adversely affects the operation of the Hotel and Owner notifies Manager that Owner will not repair or replace such damage or fails to timely (taking into consideration the time taken to adjust the insurance claim) commence and/or complete the repairing, rebuilding or replacement of the same so that the Hotel shall be substantially the same as it was prior to such damage or destruction, Manager may, at its option, elect to terminate this Agreement upon sixty (60) days’ written notice.  Additionally, if the Franchise Agreement is terminated due to Owner’s failure to repair and restore the Hotel, this Agreement shall terminate, effective upon the termination of the Franchise Agreement.  In either such event, upon such Termination under this Section 6.02.B, in addition to any of Manager’s other rights hereunder, Owner shall pay Manager a termination fee equal to the Termination Fee set forth in Section 11.11.G.  Notwithstanding the foregoing, if the Hotel is materially damaged or destroyed by a casualty and despite compliance with the provisions of Section 6.01, the proceeds of insurance are inadequate to restore the Hotel and Owner elects not to restore the Hotel, at the election of either party, this Agreement shall be terminated and the parties shall comply with the provisions of Section 11.11, and no Termination Fee shall be due to Manager, provided however, that in the event Owner commences the reconstruction or restoration of the Hotel within two (2) years after the date of Termination of this Agreement as a result of such casualty, at Manager’s election, Owner shall either (i) reinstate Manager as manager of the Hotel under a management agreement which is identical to this Agreement or (ii) pay Manager the Termination Fee provided under this Agreement within thirty (30) days after Manager’s demand therefor. The provisions of this Section 6.02 shall survive Termination of this Agreement.

6.03         Condemnation

A.            In the event all or substantially all of the Hotel shall be taken in any eminent domain, condemnation, compulsory acquisition, or similar proceeding by any competent authority for any public or quasi-public use or purpose, or in the event a portion of the Hotel shall be so taken, but the result is that it is unreasonable to continue to operate the Hotel in accordance with the standards required by this Agreement, this

Agreement shall terminate and no Termination Fee shall be payable to Manager, provided however, that in the event Owner commences the reconstruction or restoration of the Hotel within two (2) years after the date of Termination of this Agreement as a result of such condemnation, at Manager’s election, Owner shall either (i) reinstate Manager as manager of the Hotel under a management agreement which is identical to this Agreement or (ii) pay Manager the Termination Fee provided under this Agreement within thirty (30) days after Manager’s demand therefor. Owner and Manager shall each have the right to initiate such proceedings against the condemning authority as they deem advisable to recover any damages to which they may be entitled.  The provisions of this Section 6.03 shall survive Termination of this Agreement.

B.            In the event a portion of the Hotel shall be taken by the events described in Section 6.03.A but the result is not to make it unreasonable to continue to operate the Hotel, this Agreement shall not terminate. However, so much of any award for any such partial or temporary taking or condemnation as shall be necessary to render the Hotel equivalent to its condition prior to such event shall be used by Owner for such purpose; and Manager shall have the right to discontinue operating the Hotel to the extent it deems necessary for the safe and orderly operation of the Hotel.

C.            In the event a portion or all of the Hotel shall be taken on a temporary basis, without damage to the physical structure, but damage only to business operations, any award for such taking shall be treated as Gross Revenues and accounted for accordingly.

ARTICLE VII

TAXES

7.01         Real Estate and Personal Property Taxes

A.            Except as specifically set forth in subsection 7.01.B below, all real estate and personal property taxes, levies, assessments and similar charges on or relating to the Hotel (“Impositions”) during the Term shall be paid by Manager from Gross Revenues, before any fine, penalty, or interest is added thereto or lien placed upon the Hotel, unless, with the consent of Owner, payment thereof is in good faith being contested and enforcement thereof is stayed.  Any such payments shall be Deductions in determining Operating Profit.  Owner shall, within five (5) days after receipt, furnish Manager with copies of official tax bills and assessments which it may receive with respect to the Hotel.  Either Owner or Manager (in which case Owner agrees to sign the required applications and otherwise cooperate with Manager in expediting the matter) may initiate proceedings to contest any negotiations or proceedings with respect to any Imposition, and all reasonable costs of any such contest shall be paid from Gross Revenues and shall be a Deduction in determining Operating Profit, provided, however, that Manager shall take no action to initiate such proceedings without having first provided Owner with written notice of Manager’s intent to contest the Imposition. If Owner does not notify Manager of Owner’s intent to initiate any such proceedings within five (5) business days following

Owner’s receipt of Manager’s notice, Manager shall be free to proceed with initiating its proceedings.  Manager shall, as part of its contest or negotiation of any Imposition, and with the prior written consent of Owner, be entitled, on Owner’s behalf, to waive any applicable statute of limitations in order to avoid paying the Imposition during the pendency of any proceedings or negotiations with applicable authorities.  Manager shall fully cooperate with Owner in any contest brought by Owner.

B.                                     The word “Impositions” as used in this Agreement shall not include the following, all of which shall be paid solely by Owner, not from Gross Revenues nor from the FF&E Reserve:

1.             Any franchise, corporate, estate, inheritance, succession, capital levy or transfer tax imposed on Owner, or any income tax imposed on any income of Owner (including distributions to Owner pursuant to Article III hereof);

2.             Special assessments (regardless of when due or whether they are paid as a lump sum or in installments, over time) imposed because of facilities, which are constructed by or on behalf of the assessing jurisdiction (for example, roads, sidewalks, sewers, culverts, etc.) which directly benefit the Hotel (regardless of whether or not they also benefit other buildings), which assessments shall be treated as capital costs of construction and not as Deductions;

3.             “Impact Fees” (regardless of when due or whether they are paid as a lump sum or in installments over time) which are required of Owner as a condition to the issuance of site plan approval, zoning variances or building permits, which impact fees shall be treated as capital costs of construction and not as Deductions.

4.             “Tax increment financing” or similar financing whereby the municipality or other taxing authority has assisted in financing the construction of the Hotel by temporarily reducing or abating normal Impositions in return for substantially higher levels of Impositions at later dates.

ARTICLE VIII

OWNERSHIP OF THE HOTEL

8.01                           Ownership of the Hotel

A.                                   Owner hereby covenants that it holds good and marketable leasehold title to the Site and that, upon completion of the Hotel, it will have, keep, and maintain good and marketable leasehold title to the Hotel free and clear of any and all liens, encumbrances or other charges, except as follows:

1.             easements or other encumbrances (other than those described in subsections 8.01.2 and 8.01.3 hereof) that do not adversely affect the operation of the Hotel by Manager and that are not prohibited pursuant to Section 8.03 of this Agreement;

2.             Secured Loans with respect to which a Non-Disturbance Agreement in favor of Manager has been executed and delivered;

3.             Mortgages that are given to secure a Qualified Loan; and

4.             liens for taxes, assessments, levies or other public charges not yet due or due but not yet payable.

B.                                     Owner shall pay and discharge, on or before the due date, any and all payments due under any Mortgage that encumber the Hotel.  Owner shall indemnify, defend, and hold Manager harmless from and against all claims, Litigation and damages arising from the failure to make any such payments as and when required; and this obligation of Owner shall survive Termination.  Manager shall have no responsibility for payment of debt service due with respect to the Hotel, from Gross Revenues or otherwise, and such responsibility shall be solely that of Owner.

C.                                     Owner covenants that Manager shall quietly hold, occupy and enjoy the Hotel throughout the Term hereof free from hindrance, ejection or molestation by Owner or other party claiming under, through or by right of Owner.  Owner agrees to pay and discharge any payments and charges and at its expense, to prosecute all appropriate actions, judicial or otherwise, necessary to assure such free and quiet occupation.

8.02                           Subordination of Management Agreement

This Agreement and all of the rights and benefits of Manager hereunder are, and shall be subject and subordinate to any Qualified Loan(s) which now or hereafter encumber the Hotel, subject, however, to Manager’s right to receive payment of the Base Management Fee, Accounting Fee, and System Service Fee for so long as this Management Agreement has not been terminated by reason of such subordination.  This subordination provision shall be self-operative and no other or further instrument of subordination shall be required; Manager agrees, however, upon request of any Qualified Lender, duly to execute and deliver any subordination agreement requested by such Qualified Lender to evidence and confirm the subordination effected under this Section 8.02.  In no event shall this Agreement be subordinated to any mezzanine financing secured by Owner, or other non-Qualified Loan financing.

8.03                           Non-Disturbance Agreement

Notwithstanding the provisions of Section 8.02, Owner agrees that, (1) before  any Qualified Loan is obtained, Owner will exert all commercially reasonable good faith efforts to obtain from each prospective holder or holders thereof a Non-Disturbance Agreement in favor of Manager on terms and conditions reasonably acceptable to the parties thereto, and (2) before any Secured Loan that is not also a Qualified Loan is obtained, Owner shall obtain from each prospective holder or holders thereof, a Non-Disturbance Agreement in favor of Manager all upon terms and conditions reasonably acceptable to Manager, whereupon (x) Manager shall execute such Non-Disturbance Agreement and (y) such Secured Loan shall, provided that the lender of such Secured Loan is a party that is the type of entity described in the definition of Qualified Lender, be deemed to be a Qualified Loan.

8.04         No Covenants, Conditions or Restrictions

A.            Owner covenants that during the Term of this Agreement, there will not be (unless Manager has given its prior written consent thereto) any covenants, conditions or restrictions, including reciprocal easement agreements or cost-sharing arrangements (collectively referred to as “CC&R’s”), affecting the Site or the Hotel (i) which would prohibit or limit Manager from operating the Hotel in accordance with the requirements of the Franchise Agreement and this Agreement, including related amenities proposed for the Hotel; (ii) which would allow Hotel facilities (for example, parking spaces) to be used by persons other than guests, invitees or employees of the Hotel, (iii) which would allow the Hotel facilities to be used for specified charges or rates which have not been approved by Manager in writing; or (iv) which would subject the Hotel to exclusive arrangements regarding food and beverage operation or retail merchandise.

B.            Except for CC&Rs existing as of the date hereof, or unless otherwise agreed by both Owner and Manager, all financial obligations imposed on Owner or on the Hotel pursuant to any CC&Rs shall be paid by Owner from its own funds, and not from Gross Revenues or from the FF&E Reserve.  Manager’s consent to any such CC&R shall be conditioned (among other things) on satisfactory evidence that:  (i) the CC&R in question provides a reasonable and cost effective benefit to the operation of the Hotel; (ii) the costs incurred (including administrative expenses) pursuant to such CC&R will be both reasonable and allocated to the Hotel on a reasonable basis; and (iii) no capital expenditures incurred pursuant to said CC&R will be paid from Gross Revenues or from the Reserve (but rather, such capital expenditures will be paid separately by Owner).

8.05         Liens; Credit

Manager and Owner shall use commercially reasonable efforts to prevent any liens from being filed against the Hotel which arise from any maintenance, repairs, alterations, improvements, renewals or replacements in or to the Hotel.  Manager and Owner shall cooperate fully in obtaining the release of any such liens, and the cost thereof, if the lien was not occasioned by the fault of either party, shall be treated the same as the cost of the matter to which it relates.  If the lien arises as a result of the fault of either party, then the party at fault shall bear the cost of obtaining the lien release.  In no event shall either party borrow money in the name of or pledge the credit of the other.

8.06         Owner’s Agreement

Simultaneously with the execution of this Agreement, Owner shall obtain from the landlord under the TRS Lease Agreement and deliver to Manager, a duly executed

“Owner’s Agreement” in favor of Manager, substantially in the form attached hereto as Exhibit D.

8.07         Ground Lease

In the event the real property described on Exhibit A is subject to a Ground Lease, the provisions of  Item 20 of the Schedule 1 shall apply.

ARTICLE IX

DEFAULTS

9.01         Default

Each of the following shall constitute a “Default,” under this Agreement:

A.            The appointment of a receiver, trustee, or custodian for all or any substantial part of the property of Manager or Owner, as the case may be, if such appointment is not set aside or vacated within sixty (60) days.

B.            The commencement by Manager or Owner, as the case may be, of any voluntary case or proceeding under present or future federal bankruptcy laws or under any other bankruptcy, insolvency, or other laws respecting debtor’s rights.

C.            The making of a general assignment by Manager or Owner, as the case may be, for the benefit of its creditors.

D.            The entry against Manager or Owner, as the case may be, or any “order for relief” or other judgment or decree by any court of competent jurisdiction in any involuntary proceeding against Manager or Owner, as the case may be, under any present or future federal bankruptcy laws or under any other bankruptcy, insolvency, or other laws respecting debtor’s rights, if such order, judgment, or decree continues unstayed and in effect for a period of sixty (60) consecutive days.

E.             The failure of Manager or Owner, as the case may be, to make any payment to be made in accordance with the terms hereof, and the defaulting party fails to cure the default within ten (10) days after receipt of written notice from the non-defaulting party demanding such cure.

F.             The failure of Owner to provide to Manager sufficient Working Capital to operate the Hotel as required by Article VII and Section 4.05 within five (5) days after written notice from Manager of the failure of Owner to comply with the provisions of such Article and Section.

G.            The failure of Manager or Owner, as the case may be, to perform, keep or fulfill any of the other covenants, undertakings, obligations, or conditions set forth in this

Agreement, and the continuance of such default for a period of thirty (30) days after notice of said failure, or if such Default cannot be reasonably cured within said 30-day time period, the failure of the defaulting party to commence the cure of such Default within said 30-day period or thereafter the failure to diligently pursue such efforts to completion.

H.            Excluding the performance of the work required under the property improvement plan under the Franchise Agreement which is outstanding on the Effective Date hereof and which is, by agreement of the parties, the obligation of the prior owner of the Hotel to complete, the failure of Owner to complete the construction, furnishing and equipping of the Hotel in accordance with any subsequent plans approved by Franchisor under the Franchise Agreement, or alternatively, complete any and all work required under any subsequent property improvement plan under the Franchise Agreement and in compliance with the terms and conditions of the Franchise Agreement and this Agreement.

9.02         Event of Default

Upon the occurrence of any Default by either party (referred to as the “defaulting party”) under Section 9.01 A, B, C, D, or H, such Default shall immediately and automatically, without the necessity of any notice to the defaulting party, constitute an “Event of Default” under this Agreement.  Upon the occurrence of any Default by a defaulting party under Section 9.01 E, F, or G, such Default shall constitute an “Event of Default” under this Agreement if the defaulting party fails to cure such Default within the respective cure or payment period (as specified in the applicable Paragraph) after written notice from the non-defaulting party specifying such Default and demanding such cure or payment; provided, however, that if a Default under Section 9.01.G is such that it cannot reasonably be cured within said 30-day period, an “Event of Default” shall then occur if the defaulting party fails to commence the cure of such Default within said thirty (30) day period of time or the Default has not been cured with sixty (60) days from the receipt of said written notice.

9.03         Remedies upon Event of Default

Upon the occurrence of an Event of Default, the non-defaulting party shall have the right to pursue any one or more of the following courses of action:  (i) in the event of a material breach by the defaulting party of its obligations under this Agreement, to terminate this Agreement by written notice to the defaulting party, which Termination shall be effective as of the effective date which is set forth in said notice (provided that said effective date shall be at least thirty (30) days after the date of said notice; or, if the defaulting party is Manager, the foregoing thirty (30) days shall be extended to such period of time as may be necessary under applicable law pertaining to termination of employment); and (ii) to institute any and all proceedings permitted by law or equity, including, without limitation, actions for specific performance and/or damages.  Upon the occurrence of a Default by either party under Section 9.01.E, the amount owed to the non-defaulting party shall accrue interest, at the Prime Rate plus three percent (3%), from and after the date on which such payment was originally due to the non-defaulting party.  The rights granted hereunder shall not be in substitution for, but shall be in addition to, any and all rights and remedies available to the non-defaulting party by reason of applicable provisions of law or equity.

ARTICLE X

ASSIGNMENT AND SALE

10.01       Assignment

A.            Manager shall not assign this Agreement, or delegate any of its responsibilities hereunder, without the prior written consent of Owner; provided, however, that Manager, shall have the right, without such consent but with prior notice to Owner, (1) to assign its interest in this Agreement to any of its Affiliates or (2) assign its interest in this Agreement to a successor or purchaser in connection with a merger or consolidation or a sale of all or substantially all of the assets of Manager.

B.            Owner shall not assign or transfer its interest in this Agreement, without the prior written consent of Manager; provided, however, that Owner may assign this Agreement without the prior written consent of Manager, but with prior notice to Manager, to any Affiliate of Owner provided that the Real Estate Investment Trust, which is Owner’s direct or indirect parent as of the Effective Date, directly or indirectly, at all times thereafter continues to hold a majority interest or voting control in such Affiliate, or a purchaser of the Hotel where such purchaser meets all of the requirements of the Franchise Agreement relative to franchisor owners.

C.            Notwithstanding any provision contained in this Agreement, (i) the collateral assignment of this Agreement by Owner as security for any Mortgage securing a Qualified Loan, (ii) a Foreclosure, or (iii) the transfer of this Agreement in connection with a merger or consolidation or a sale of all or substantially all of the assets of either party (provided that (x) if such transfer is by Owner in connection with a sale of all or substantially all of its assets, the provisions of Section 10.02.A shall be complied with, and (y) if such transfer is by Manager, such transfer is being done as part of a merger or consolidation or a sale of all or substantially all of the business which consists of Manager’s managed hotels), is permitted without the consent of the other party.

D.            If either party consents to an assignment of this Agreement by the other, no further assignment shall be made without the express consent in writing of such party, unless such assignment may otherwise be made without such consent pursuant to the terms of this Agreement.

E.             An assignment (either voluntarily or by operation of law) by Owner of its interest in this Agreement shall not relieve Owner from its obligations under this Agreement which accrued prior to the date of such assignment; Owner shall be relieved of such obligations accruing after such date, if the assignment complies with this Article

X and if Manager has received an assumption agreement executed by the assignee in form and substance reasonably acceptable to Manager.

F.             An assignment (either voluntarily or by operation of law) by Manager of its interest in this Agreement shall not relieve Manager from its obligations under this Agreement which accrued prior to the date of such assignment; Manager shall be relieved of such obligations accruing after such date, if the assignment complies with this Article X and if Owner has received an assumption agreement executed by the assignee in form and substance reasonably acceptable to Owner.

10.02       Sale of the Hotel

A.            Owner shall not enter into any Sale of the Hotel to any Person (or any Affiliate of any Person) who is known in the community as being of bad moral character, or has been convicted of a felony in any state or federal court, or is in control of or controlled by persons who have been convicted of felonies in any state or federal court, is ineligible due to misconduct to hold a alcoholic beverage license, or would be in violation of any Franchise Agreement requirements applicable to owners.  Furthermore, Owner shall not enter into a Sale of the Hotel if Owner is at the time in Default, or has failed to cure such Default under the terms of this Agreement.  Any Sale of the Hotel shall be subject to the continuing operation of this Agreement and upon such Sale of the Hotel, Owner shall require that such purchaser or tenant either take assignment of this Agreement by form of assignment and assumption agreement reasonably acceptable to Manager, or at the option of Manager, enter into a new management agreement with Manager, which new management agreement will be on all of the terms and conditions of this Agreement except that the Initial Term and Renewal Term(s) of any such new agreement shall consist only of the balance of the Initial Term and Renewal Term(s) remaining under this Agreement at the time of execution of any such new agreement.  Such new management agreement shall be executed by Manager and such new owner at the time of closing of the Sale of the Hotel, and a memorandum of such new management agreement shall be executed by the parties and, if Manager so elects (at Manager’s sole expense) recorded immediately following recording of the deed or memorandum of lease or assignment and prior to recordation of any other documents.

B.            It is understood that no Sale of the Hotel (which is otherwise in compliance with the provisions of this Article X) shall reduce, or in the case of Owner’s Additional Capital Investment affect: (i) the current level of Working Capital; (ii) the current amount deposited in the FF&E Reserve; (iii) any of the Operating Accounts maintained by Manager pursuant to this Agreement; or (iv) the amount of Owner’s Additional Capital Investment.  If, in connection with any Sale of the Hotel, the selling Owner intends to withdraw, for its own use, any of the cash deposits described in the preceding sentence, the selling Owner must obtain the contractual obligation of the buying Owner to replenish those deposits (in the identical amounts) simultaneously with such withdrawal.  The selling Owner is hereby contractually obligated to Manager to ensure that such replenishment in fact occurs.  The obligations described in this Section 10.02.B shall survive such Sale of the Hotel and shall survive Termination.

ARTICLE XI

MISCELLANEOUS

11.01       Right to Make Agreement

Each party warrants, with respect to itself, that neither the execution of the Agreement nor the finalization of the transactions contemplated hereby shall violate any provision of law or judgment, writ, injunction, order or decree of any court or governmental authority having jurisdiction over it; result in or constitute a breach or default under any indenture, contract, other commitment or restriction to which it is a party or by which it is bound; or, subject to Section 11.17 of this Agreement, require any consent, vote or approval which has not been taken, or at the time of the transaction involved shall not have been given or taken.  Each party covenants that it has and will continue to have throughout the Term of the Agreement and any extensions thereof, the full right to enter into the Agreement and perform its obligations hereunder.

11.02       Consents and Cooperation

Wherever in the Agreement the consent or approval of Owner or Manager is required, such consent or approval shall not be unreasonably withheld, delayed or conditioned, except as otherwise provided herein, and shall be in writing and shall be executed by a duly authorized officer or agent of the party granting such consent or approval.  If either Owner or Manager fails to respond within thirty (30) days to a request by the other party for a consent or approval, such consent or approval shall be deemed to have been given (except as otherwise provided in this Agreement).  Additionally, Owner agrees to cooperate with Manager by considering any leases, subleases, licenses, concessions, equipment leases, service contracts and other agreements negotiated in good faith by Manager and pertaining to the Hotel that, in Manager’s reasonable judgment, should be made in the name of the Owner of the Hotel.

11.03       Relationship

A.            In the performance of this Agreement, Manager shall act solely as an independent contractor.  Neither this Agreement nor any agreements, instruments, documents, or transactions contemplated hereby shall in any respect be interpreted deemed or construed as making Manager a partner, joint venturer with, or agent of, Owner; provided, however, that the parties acknowledge that the relationship created by this Agreement shall constitute an agency coupled with an interest except as expressly provided herein.  Owner and Manager agree that neither party will make any contrary assertion, claim or counterclaim in any action, suit, arbitration, or other legal proceedings involving Owner and Manager.

B.            TO THE EXTENT ANY FIDUCIARY DUTIES ARE INCONSISTENT WITH, OR WOULD HAVE THE EFFECT OF MODIFYING, LIMITING OR RESTRICTING, THE EXPRESS PROVISIONS OF THIS AGREEMENT:  (A) THE TERMS OF THIS AGREEMENT SHALL PREVAIL; (B) THIS AGREEMENT SHALL BE INTERPRETED IN ACCORDANCE WITH GENERAL PRINCIPLES OF CONTRACT INTERPRETATION WITHOUT REGARD TO THE COMMON LAW PRINCIPLES OF AGENCY (EXCEPT AS EXPRESSLY PROVIDED FOR IN THIS AGREEMENT); AND (C) ANY LIABILITY BETWEEN THE PARTIES SHALL BE BASED SOLELY ON PRINCIPLES OF CONTRACT LAW AND THE EXPRESS FIDUCIARY DUTIES AND OBLIGATIONS UNDER THIS AGREEMENT.  THE PARTIES ACKNOWLEDGE THAT THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE DUTIES AND OBLIGATIONS SET FORTH HEREIN ARE INTENDED TO SATISFY THE FIDUCIARY DUTIES WHICH MAY EXIST AS A RESULT OF THE RELATIONSHIP BETWEEN THE PARTIES, INCLUDING WITHOUT LIMITATION ALL DUTIES OF LOYALTY, GOOD FAITH, FAIR DEALING, FULL DISCLOSURE OR ANY OTHER DUTY DEEMED TO EXIST UNDER THE COMMON LAW PRINCIPLES OF AGENCY OR OTHERWISE.

THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE AND RELEASE ANY RIGHT, POWER OR PRIVILEGE EITHER MAY HAVE TO CLAIM OR RECEIVE FROM THE OTHER PARTY ANY PUNITIVE, EXEMPLARY, STATUTORY OR TREBLE DAMAGES OR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES WITH RESPECT TO ANY BREACH OF FIDUCIARY DUTIES.

11.04       Applicable Law

The Agreement shall be construed under and shall be governed by the laws of the State in which the Hotel is located.

11.05       Recordation

The terms and provisions of the Agreement shall run with the parcel of land designated as the Site, and with Owner’s interest therein, and shall be binding upon all successors to such interest.  Simultaneously with the execution of this Agreement, the parties shall execute a recordable “Memorandum of Management Agreement,” in the form which is attached hereto as Exhibit B.  At Manager’s election, such memorandum shall be recorded or registered promptly following the Effective Date in the jurisdiction in which the Hotel is located.  Any cost of such recordation shall be paid by Manager.

11.06       Headings

Headings of articles and sections are inserted only for convenience and are in no way to be construed as a limitation on the scope of the particular articles or sections to which they refer.

11.07       Notices

Notices, statements and other communications to be given under the terms of the Agreement shall be in writing and delivered by hand against receipt or sent by certified or registered mail or Express Mail service, postage prepaid, return receipt requested or by nationally utilized overnight delivery service, addressed to the parties as set forth on Schedule 1 or at such other address as is from, time to time designated by the party receiving the notice.  Any such notice that is mailed in accordance herewith shall be deemed received when delivery is received or refused, as the case may be.  Additionally, notices may be given by telephone facsimile transmission, provided that an original copy of said transmission shall be delivered to the addressee by nationally utilized overnight delivery service by no later than the second business day following such transmission.  Telephone facsimiles shall be deemed delivered on the date of such transmission

11.08       Environmental Matters

A.            Owner hereby represents and warrants to Manager that, as of the Effective Date, except as set forth on Schedule 11.08 hereto, to the best of Owner’s knowledge, based solely on a Phase I Environmental Site Assessment, there are no Hazardous Materials (as defined below) on any portion of the Site or the Hotel, nor have any Hazardous Materials been released or discharged on any portion of the Site or the Hotel.  In addition, Owner hereby represents and warrants that it has previously delivered to Manager copies of all reports concerning environmental conditions which have been received by Owner or any of its Affiliates.  In the event of the discovery of Hazardous Materials on any portion of the Site or in the Hotel during the Term, Owner shall promptly remove such Hazardous Materials, together with all contaminated soil and containers, and shall otherwise remedy the problem in accordance with (1) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., as amended; (2) the regulations promulgated thereunder, from time to time; (3) all federal, state and local laws, rules and regulations (now or hereafter in effect) dealing with the use, generation, treatment, storage, disposal or abatement of Hazardous Materials; and (4) the regulations promulgated thereunder, from time to time (collectively referred to as “Environmental Laws”).  Owner shall indemnify, defend and hold Manager harmless from and against all loss, costs, liability and damage (including, without limitation, engineers’ and attorneys’ fees and expenses, and the cost of Litigation) arising from the presence of Hazardous Materials on the Site or in the Hotel, and this obligation of Owner shall survive Termination.  “Hazardous Materials” shall mean and include any substance or material containing one or more of any of the following:  “hazardous material,” “hazardous waste,” “hazardous substance,” “regulated substance,” “petroleum,” “pollutant,” “contaminant,” “polychlorinated biphenyls,” “lead or lead based paint” or “asbestos” as such terms are defined in any applicable Environmental Law in such concentration(s) or amount(s) as may impose cleanup, removal, monitoring or other responsibility under the Environmental Laws, as the same may be amended from time to time, or which may present a significant risk of harm to guests, invitees or employees of the Hotel.

B.            All costs and expenses of the aforesaid removal of Hazardous Materials from the Site or the Hotel, and of the aforesaid compliance with all Environmental Laws, and any amounts paid to Manager pursuant to the indemnity set forth in Section 11.08.A., shall be paid by Owner from its own funds, and not from Gross Revenues or from the Reserve.  The provisions of this Section 11.0.B shall survive Termination of this Agreement.

11.09       Confidentiality

Except for the initial prospectus by Owner or its Affiliates to solicit funds for the acquisition of the Hotel (which shall be excluded from the provisions of this Section), no reference to Manager or to any Affiliate will be made in any prospectus, private placement memorandum, offering circular or offering documentation related thereto (collectively referred to as the “Prospectus”), issued by Owner or by one of Owner’s Affiliates, which is designated to interest potential investors in debt or equity securities related to the Hotel, unless Manager has previously received a copy of a draft of such Prospectus prior to its public dissemination.  However, regardless of whether Manager does or does not so receive a copy of all such references, neither Manager nor any Affiliate will be deemed a sponsor of the offering described in the Prospectus, nor will it have any responsibility for the Prospectus, and the Prospectus will so state.  Unless Manager agrees in advance, the Prospectus will not include any trademark, symbols, logos or designs of Manager or any Affiliates.  Owner shall indemnify, defend and hold Manager harmless from and against all loss, costs, liability and damage (including attorneys’ fees and expenses, and the cost of litigation) arising out of any Prospectus or the offering described therein; and this obligation of Owner shall survive Termination of this Agreement.

11.10       Projections

Owner acknowledges that any written or oral projections, proformas, or other similar information that has been, (prior to execution of this Agreement) or will (during the Term of this Agreement) be provided by Manager to Owner is for information purposes only and that Manager does not guarantee that the Hotel will achieve the results set forth in any such projections, proformas, or other similar information.  Any such projections, proformas, or other similar information will be based on reasonable assumptions and estimates using Manager’s professional experience.  Unanticipated events may occur subsequent to the date of preparation of such projections, proformas, and other similar information.  Therefore, the actual results achieved by the Hotel are likely to vary from the estimates contained in any such projections, proformas, or other similar information and such variations might be material.

11.11       Actions to be Taken Upon Termination

Upon a Termination of this Agreement, the following shall be applicable:

A.            Manager shall, within ninety (90) days after Termination of this Agreement, prepare and deliver to Owner a final accounting statement with respect to the Hotel, as more particularly described in Section 4.01 hereof, along with a statement of any sums due either party to the other pursuant hereto, dated as of the date of Termination.  Within thirty (30) days after the receipt by Owner of such final accounting, the parties will make whatever cash adjustments are necessary pursuant to such final statement.  The cost of preparing such final accounting statement shall be a Deduction, unless the Termination occurs as a result of an Event of Default by either party, in which case the defaulting party shall pay such cost. Manager and Owner acknowledge that there may be certain adjustments for which the information will not be available at the time of the final accounting and the parties agree to readjust such amounts and make the necessary cash adjustments when such information becomes available; provided, however, that all accounts shall be deemed final as of one hundred eighty (180) days after the date of Termination.

B.            Manager shall immediately release and transfer to Owner any of Owner’s funds which are held or controlled by Manager with respect to the Hotel with the exception of funds to be held in escrow pursuant to Sections 6.01.F and 11.11.F and otherwise in accordance herewith.

C.            Manager shall make available to Owner the relevant books and records of Manager relating to the operation and management of the Hotel as will be needed by Owner to prepare the accounting statements, in accordance with the Uniform System of Accounts, for the Hotel for the year in which Termination occurs and for any subsequent year.

D.            Manager shall (to the extent permitted by law) assign to Owner or to the new manager all operating licenses and permits for the Hotel which have been issued in Manager’s name (including alcoholic beverage and restaurant licenses, if any); provided that if Manager has expended any of its own funds in the acquisition of any of such licenses or permits, Owner shall reimburse Manager therefor if it has not done so already.

E.             Any computer software (including upgrades and replacements) at the Hotel owned by Manager or an Affiliate of Manager, or the licensor of any of them is proprietary to Manager or such Affiliate, or the licensor of any of them and shall in all events remain the exclusive property of Manager or its Affiliate or the licensor of any of them, as the case may be, and nothing contained in this Agreement shall confer on Owner the right to use any of such software, except for all such computer software which was either purchased by Owner or was purchased by Manager with the cost of such purchase being paid from Gross Revenues of the Hotel (the “Owner’s Software”), all of which software shall remain the property of Owner, and shall remain on the site after Termination.  Manager shall have the right to remove from the Hotel without compensation to Owner any computer software (including upgrades and replacements), including, without limitation, the System Services software, owned by Manager or its Affiliate or the licensor of any of them, except for Owner’s Software.  Furthermore, upon Termination, Manager shall be entitled to remove from the Hotel any computer equipment which is: (i) owned by a party other than Owner (without reimbursement to Owner); or (ii) owned by Owner, but utilized as part of a centralized reservation or property management system (with reimbursement to Owner of all previous expenditures made by Owner with respect to such equipment, subject to a reasonable allowance for depreciation).  Except to the extent restricted by any Legal Requirements or by the terms of the Franchise Agreement, at Termination, all data relative to the operations of the Hotel shall be transferred to Owner.

F.             If this Agreement is terminated for any reason, other than a Termination by reason of an Event of Default of Manager hereunder, an escrow fund shall be established from Gross Revenues to reimburse Manager for all reasonable costs and expenses incurred by Manager in terminating its employees at the Hotel, such as severance pay, unemployment compensation, employment relocation, and other employee liability costs arising out of the termination of employment of Manager’s employees at the Hotel, provided, however, that Manager shall take all reasonable measures to limit all such costs.  If Gross Revenues are insufficient to meet the requirements of such escrow fund, then Owner shall deliver to Manager, within ten (10) days after receipt of Manager’s written request therefor, the sums necessary to establish such escrow fund; and if Owner fails to timely deliver such sums to Manager, Manager shall have the right (without affecting Manager’s other remedies under this Agreement) to withdraw the amount of such expenses from the FF&E Reserve, the Working Capital funds or any other funds of Owner held by or under the control of Manager.

G.            If this Agreement is terminated in accordance with its terms for any reason other than (1) an Event of Default by Manager, (2) a Performance Termination pursuant to Section 2.02.A, or  (3) expiration of the Term, then Owner shall, within ten (10) days after Manager’s request therefor, pay to Manager the Termination Fee set forth in Schedule 1.  If Owner fails to pay the Termination Fee within the time period set forth herein, then Manager shall have the right (without affecting Manager’s other remedies under this Agreement) to withhold the amount of such fee from the Operating Accounts, the FF&E Reserve, the Working Capital funds or any other funds of Owner held by or under the control of Manager.  The Termination Fee is agreed to be fair and equitable compensation for Manager’s lost revenue and not as a penalty.  Notwithstanding any provision of this Agreement to the contrary, in the event Manager elects to terminate this Agreement as a result of an Event of Default by Owner, Manager may, at its option and in its sole and absolute discretion, elect to recover the Termination Fee as liquidated damages for that part of its damage claim constituting lost revenue as a result of such Termination.  In no event shall the provisions of this Section 11.11.G be construed as granting Owner the right to terminate this Agreement.

H.            Owner shall use its reasonable efforts to cause the entity which shall succeed Manager as the operator of the Hotel to hire a sufficient number of the employees at the Hotel to avoid the occurrence, in connection with such Termination, of a “closing” under the WARN Act.

I.              Various other actions shall be taken, as described in this Agreement, including, but not limited to, the actions described in Sections 4.05 and 6.01.F.

J.             Manager shall peacefully vacate and surrender the Hotel to Owner and shall cooperate with the Owner and with the new manager to ensure the proper and efficient transition of the Hotel’s operation and management.

The provisions of this Section 11.11 shall survive Termination.

11.12       Trademarks, Trade Names and Service Mark

A.            The name “White Lodging Services Corporation,” or “White Lodging” or “WLS” when used alone or in connection with another word or words (collectively, “Trade Names”), and the White Lodging trademarks, service marks, other trade names, symbols, logos and designs shall in all events remain the exclusive property of Manager or its Affiliates, and nothing contained in this Agreement shall confer on Owner the right to use any of the Trade Names, or the White Lodging trademarks, service marks, other trade names, symbols, logos or designs otherwise than in strict accordance with the terms of this Agreement.

B.            All Intellectual Property shall at all times be proprietary to Manager or its Affiliates, and shall be the exclusive property of Manager or its Affiliates.  During the Term of this Agreement, Manager shall be entitled to take all reasonable steps to ensure that the Intellectual Property remains confidential and is not disclosed to anyone other than Manager’s employees at the Hotel.  Upon Termination, all Intellectual Property shall be removed from the Hotel by Manager, without compensation to Owner, subject to the provisions of Section 11.11.E regarding Software.

C.            Breach of Covenants.  Owner and Manager shall each be entitled, in case of any breach by the other party of any of the covenants of this Section 11.12, to injunctive relief and to any other right or remedy available at law.  The provisions of this Section 11.12 shall survive Termination.

11.13       Competing Facilities

Neither this Agreement nor anything implied by the relationship between Manager and Owner shall prohibit Manager or its Affiliates from constructing, operating, developing, owning, promoting, and/or authorizing others to construct, operate, develop, own or market one or more hotels, lodging concepts, time-share facilities, restaurants, or other business operations of any type, at any location, including a location proximate to the Site.  Owner acknowledges, accepts and agrees further that Manager retains the right, from time to time, to construct, operate, develop and/or own, or promote or acquire, or authorize or otherwise license others to construct, operate, develop and/or own, or promote or acquire any hotels, lodging concepts or products, restaurants or other business operations of any type whatsoever, including, but not by way of limitation, those listed above, at any location including one or more sites which may be adjacent, adjoining or proximate to the Site, which business operations may be in direct competition with the Hotel and that any such exercise may adversely affect the operation of the Hotel.

11.14       Waiver

The failure of either party to insist upon a strict performance of any of the terms or provisions of the Agreement, or to exercise any option, right or remedy contained in this Agreement, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect.  No waiver by either party of any term or provision hereof shall be deemed to have been made unless expressed in writing and signed by such party.

11.15       Partial Invalidity

If any portion of any term or provision of this Agreement, or the application thereof to any person or circumstance shall be invalid or unenforceable, at any time or to any extent, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

11.16       Survival

Except as otherwise specifically provided in this Agreement, the rights and obligations of the parties herein shall not survive any Termination.

11.17       Affiliates

Manager shall be entitled to contract with one or more of its Affiliates to provide goods and/or services to the Hotel, provided that the prices and/or fees paid to any such Affiliate are competitive with the prices and/or fees which would be charged by reputable and qualified parties which are not Affiliates of Manager for similar goods and/or services (an “Affiliate Contract”).  The prices and/or fees paid to its Affiliates may include overhead and the allowance of a reasonable return customary for the goods and/or services to be provided.  In determining, pursuant to the foregoing, whether such prices and/or fees are competitive, the goods and/or services which are being purchased shall be grouped in reasonable categories, rather than being compared item by item.  Affiliates shall pass through to Owner all discounts, rebates and other purchasing benefits it receives in connection with the goods and services furnished to the Hotel.  In advance of entering into an Affiliate Contract, Manager shall disclose the proposed Affiliate Contract to Owner for the purpose of obtaining Owner’s prior written consent thereto.  If Owner fails to respond to the request for consent within fifteen (15) days following delivery of the request, Owner shall be deemed to have consented to the Affiliate Contract.

11.18       Negotiation of Agreement

Owner and Manager are both business entities having substantial experience with the subject matter of this Agreement, and each has fully participated in the negotiation and drafting of this Agreement.  Accordingly, this Agreement shall be construed without regard to the rule that ambiguities in a document are to be construed against the draftsman.  No inferences shall be drawn from the fact that the final, duly executed Agreement differs in any respect from any previous draft hereof.

11.19       Estoppel Certificates

Each party to this Agreement shall at any time and from time to time, upon not less than fifteen (15) days’ prior notice from the other party, execute, acknowledge and deliver to such other party, or to any third party specified by such other party, a statement in writing: (a) certifying that this Agreement is unmodified and in full force and effect (or if there have been modifications, that the same, as modified, is in full force and effect and stating the modifications); and (b) stating to the best knowledge of the certifying party (i) whether or not there is a continuing Event of Default by the non-certifying party (or any event that, with the giving of notice, the lapse of time or both would constitute an Event of Default) in the performance or observance of any covenant, agreement or condition contained in this Agreement, (ii) the amount, if any, of any past due fees or other past due amounts owed to Manager or Owner; and (iii) whether or not there are any past due and unpaid obligations with respect to the Hotel, other than in the ordinary course of business.  Such statement shall be binding upon the certifying party and may be relied upon by the non-certifying party and/or such third party specified by the non-certifying party as aforesaid.  In addition, upon written request after a Termination, each party agrees to execute and deliver to the non-certifying party and to any such third party a statement certifying that this Agreement has been terminated.  This provision shall survive Termination.

11.20       Entire Agreement

This Agreement including all Schedules and Exhibits, together with any other writings signed by the parties expressly stated to be supplemental hereto and together with any instruments to be executed and delivered pursuant to this Agreement, constitutes the entire agreement between the parties and supersedes all prior understandings and writings, and may be amended only by a written instrument that has been duly executed by the signature of an authorized representative of the parties hereto.

11.21       Expert Decisions

Where a matter is to be referred to an Expert for determination, the following provisions shall apply to such Expert’s determination:

A.            Resolution of the matter or dispute referred to the Expert for resolution (the “Expert Resolution Process”) shall be the sole and exclusive remedy available to the parties with respect to such matter or dispute.  Absent manifest error, the decision of the Expert shall be final and binding on the parties and shall not be capable of challenge, whether by arbitration, in court or otherwise.  The failure of either party to adhere to the decision of the Expert shall constitute a  Default hereunder.

B.            The parties will observe in all respects, the terms and provisions of this Section 11.21 and any attempt to circumvent the terms shall be null and void.  Upon the occurrence of a matter to be referred to the Expert (an “Expert Resolution Dispute”), either party may notify the other that a matter or dispute exists and in the event that the parties have been unable to resolve such matter or dispute within thirty (30) days, either party may give notice (“Expert Notice”) to the other party of submission of such dispute to the Expert Resolution Process set forth herein.

C.            For purposes of this Section 11.21, the term “Expert” shall mean an individual employed by an independent, nationally recognized hotel consulting firm who is qualified to resolve the issue in question, having at least ten (10) years experience in the subject matters in question.  The Expert shall be appointed in each instance by agreement of the parties or, failing agreement, each party shall select one (1) such individual and the two (2) individuals so selected shall select another qualified individual to be the Expert.  Each party agrees that it shall not appoint an individual as an Expert hereunder if the individual is, as of the date of appointment or within three (3) years prior to such date, employed by such party, either directly or as a consultant, in connection with any matter.

D.            In the event that either party calls for an Expert determination pursuant to the terms hereof, the parties shall have ten (10) days from the date of delivery of the Expert Notice to agree upon an Expert and, if they fail to agree, each party shall have an additional ten (10) days to make its respective selection of a qualified individual, and within ten (10) days of such respective selections, the two individuals so selected shall select another qualified individual to be the Expert.  If either party fails to make its respective selection of a firm or individual within the ten (10) day period provided for above, then the other party’s selection shall be the Expert.  If the two (2) individuals so selected shall fail to select a third qualified individual to be the Expert, then such Expert shall be appointed by the American Arbitration Association.

E.             Each party shall be entitled to make written submissions to the Expert, and if a party makes any submission it shall also provide a copy to the other party and the other party shall have the right to comment on such submission provided such submissions are made within thirty (30) days of selection of the Expert(s) (the “Submissions Period”).  The parties shall make available to the Expert all books and records relating to the issue in dispute and shall render to the Expert any assistance requested of the parties.  The cost of the Expert and the proceedings shall be borne as directed by the Expert unless otherwise provided for herein.  The Expert may direct that such cost be treated as a Deduction.

F.             The terms of engagement of the Expert shall include an obligation on the part of the Expert to: (i) notify the parties in writing of the Expert’s decision within thirty (30) days after the expiration of the Submissions Period (or such other period as the parties may agree or as set forth herein); (ii) apply the standards applicable to first-class hotels and in all events, consistent with the requirements of the Franchise Agreement; and (iii) apply strictly the applicable provisions of this Agreement.

G.            No party, or anyone acting on its behalf, shall have ex parte communications with any Expert concerning any matter of substance relating to the matter at issue.

H.            All aspects of the Expert Resolution Process shall be treated as confidential.

11.22       Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same instrument.  Such executed counterparts may be delivered by facsimile which, upon transmission to the other party, shall have the same force and effect as delivery of the original signed counterpart.  The submission of an unsigned copy of this Agreement or an electronic instrument with or without electronic signature to either party shall not constitute an offer or acceptance.

11.23       Waiver of Jury Trial and Punitive Damages

Owner and Manager each hereby absolutely, irrevocably and unconditionally waive trial by jury and the right to claim punitive damages in any Litigation, arising out of or pertaining to this Agreement or any other agreement, instrument or document entered into in connection herewith.

ARTICLE XII

[Intentionally Deleted]

ARTICLE XIII

DEFINITION OF TERMS

13.01       Definition of Terms

The following terms when used in the Agreement shall have the meanings indicated:

“Accounting Fee” shall have the meaning ascribed to it in Schedule 1.

“Accounting Period” shall mean each of the twelve (12) calendar month accounting periods used by Manager for the Hotel pursuant to generally accepted accounting principles.

“Accounting Period Statement” shall have the meaning set forth in Section 4.01.A.

“Affiliate(s)” shall mean, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person.  For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, directly or indirectly, of the power to vote more than 50% of the voting stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting stock, by contract or otherwise.

“Affiliate Contract” shall have the meaning ascribed to it in Section 11.17.

“Agreement” shall mean this Management Agreement between Owner and Manager, including the exhibits attached hereto.

“Annual Operating Budget” shall have the meaning ascribed to it in Section 4.04.

“Available Cash Flow” shall mean an amount, with respect to each Fiscal Year or portion thereof during the Term of this Agreement, equal to the excess, if any, of the Operating Profit over the Owner’s Priority.

“Base Management Fees” shall mean an amount payable to Manager as a Deduction from Gross Revenues equal to the percentage of Gross Revenues shown in Schedule 1 for each Fiscal Year or portion thereof.

“Building Estimate” shall have the meaning ascribed to it in Section 5.03.

“Capital Expenditures” shall have the meaning set forth in Section 5.03.A.

“CC&R’s” shall have the meaning ascribed to it in Section 8.04.

“Competitive Set” shall mean the group of hotels which are generally within the same hotel market segment as the Hotel.  The initial Competitive Set is identified on Schedule 1 attached hereto and made a part hereof.  If any such hotels, subsequent to the Effective Date, either changes its chain affiliation or ceases to operate or otherwise ceases to reflect the general criteria set forth in the first sentence of this definition, the Competitive Set shall be changed at the request of either Owner or Manager and approval of both parties so that it continues to satisfy the criteria set forth in the first sentence of this definition.  If the parties fail to reach agreement on any proposed change, such matter shall be referred to the Expert.

“CPI” shall mean the Consumer Price Index, Urban Workers for Chicago, Illinois [1982-84=100] as published by the Bureau of Labor Statistics of the United States Department of Labor.  If such CPI is discontinued in the future, or ceases (in the reasonable opinion of Owner or Manager) to be a satisfactory source of such data, Manager shall select an alternative source, subject to Owner’s approval.  If the parties fail to agree on such alternative source within a reasonable period of time, the matter shall be resolved by the Expert Resolution Process.  Such alternative source shall thereafter be referred to as the CPI.

“Deductions” shall have the meaning ascribed to it in the definition of Operating Profit.

“Default” shall have the meaning ascribed to it in Section 9.01.

“Deficit Amount” shall have the meaning ascribed to it in Section 2.02.

“Effective Date” shall have the meaning ascribed to it in Schedule 1.

“Environmental Laws” shall have the meaning ascribed to it in Section 11.08.

“Event of Default” shall have the meaning ascribed to it in Section 9.01.

“Expert” shall have the meaning ascribed to it in Section 11.21.C.

“Expert Notice” shall have the meaning ascribed to it in Section 11.21.

“Expert Resolution Dispute” shall have the meaning ascribed to it in Section 11.21.

“Expert Resolution Process” shall have the meaning ascribed to it in Section 11.21.

“Expiration Date of the Initial Term” shall have the meaning ascribed to it in Schedule 1.

“Fair Market Value” shall mean the fair market value of the Hotel as reasonably determined by Owner and Manager.  If Owner and Manager cannot agree on the Fair Market Value, Fair Market Value shall be determined through the Expert Resolution Process.

“Fee Owner” shall mean the party identified on Schedule 1, if any, to the extent the landlord under the TRS Lease Agreement holds a fee simple interest in the Hotel.

“FF&E” shall mean furniture, furnishings, fixtures, kitchen appliances, signage, audio-visual equipment, vehicles, carpeting and equipment, including front desk and back-of-the house computer equipment, but shall not include Fixed Asset Supplies or any computer software of any type (including upgrades and replacements) owned by Manager, an Affiliate of Manager, or the licensor of any of them, except for Owner’s Software, as defined in Section 11.11E, which shall be included in FF&E.

“FF&E Estimate” shall have the meaning ascribed to it in Section 5.02.C.

“FF&E Reserve” shall have the meaning ascribed to it in Section 5.02.A.

“Fiscal Year” shall mean the year which ends at midnight on December 31 in each calendar year; the new Fiscal Year begins on January 1 immediately following.  Any partial Fiscal Year between the Effective Date and the commencement of the first full Fiscal Year shall constitute a separate Fiscal Year but shall not be considered to be the “first Fiscal Year”.  A partial Fiscal Year between the end of the last full Fiscal Year and the Termination of this Agreement shall also constitute a separate Fiscal Year.

“Fixed Asset Supplies” shall mean items included within “Property and Equipment” under the Uniform System of Accounts including, but not limited to, linen, china, glassware, tableware, uniforms, and similar items, whether used in connection with public space or Guest Rooms.

“Force Majeure” shall mean acts of God, acts of war, civil disturbance, governmental action (including the revocation or refusal to grant licenses or permits, where such revocation or refusal is not due to the fault of the party whose performance is to be excused for reasons of Force Majeure), road closures, strikes, lockouts, fire, unavoidable casualties or any other causes beyond the reasonable control of either party (excluding, however, lack of financing).

“Foreclosure” shall mean any exercise of the remedies available to a Mortgagee, upon a default under the Mortgage held by such Mortgagee, which results in a transfer of title to or possession of the Hotel.  The term “Foreclosure” shall include, without limitation, any one or more of the following events, if they occur in connection with a default under a Mortgage: (i) a transfer by judicial foreclosure; (ii) a transfer by deed in lieu of foreclosure; (iii) the appointment by a court of a receiver to assume possession of the Hotel; (iv) a transfer of either ownership or control of the Owner, by exercise of a stock pledge or otherwise in the exercise of a remedy held by the Mortgagee; (v) if title to the Hotel is held by Owner, as tenant under a ground lease, an assignment of the tenant’s interest in such ground lease in the exercise of a remedy held by the Mortgagee; or (vi) any similar judicial or non-judicial exercise of the remedies held by the Mortgagee.

“Franchise Agreement” shall mean the franchise agreement described in Schedule 1 attached hereto and made a part hereof, as the same may be amended or supplemented from time to time pursuant to the terms of this Agreement or such other franchise agreement as may be entered into by Owner consistent with the provisions of this Agreement.

“Franchisor” shall mean the franchisor identified in Schedule 1 or any replacement franchisor.

“Gross Revenues” shall mean all revenues and receipts of every kind derived from operating the Hotel and all departments and parts thereof, including, but not limited to: income (from both cash and credit transactions) from the rental of Guest Rooms, telephone charges, stores, offices, exhibit or sales space of every kind; license, lease and concession fees and rentals, (not including gross receipts of licensees, lessees and concessionaires); income from vending machines; income from parking; health club membership fees; food and beverage sales; wholesale and retail sales of merchandise; service charges; and proceeds, if any, from business interruption or other loss of income insurance; provided, however, that Gross Revenues shall not include the following: gratuities to employees of the Hotel; federal, state or municipal excise, sales or use taxes or any other taxes collected directly from patrons or guests or included as part of the sales price of any goods or services; proceeds from the sale of FF&E; interest received or accrued with respect to the funds in the FF&E Reserve or the other operating accounts of the Hotel; any refunds, rebates, discounts and credits of a similar nature, given, paid or returned in the course of obtaining Gross Revenues or components thereof, provided that all such rebates, refunds, discounts and credits shall be credited to the benefit of Owner; insurance proceeds (other than proceeds from business interruption or other loss of income insurance); condemnation proceeds (other than for a temporary taking); or any proceeds from any Sale of the Hotel or from the refinancing of any debt encumbering the Hotel.

“Ground Lease” shall mean that certain ground lease between the Prime Lessor as ground lessor and the Prime Lessee, as ground lessee, all as identified on Schedule 1, if any.

“Guest Room” shall mean a lodging unit in the Hotel.

“Hazardous Materials” shall have the meaning ascribed to it in Section 11.08.

“Hotel” shall mean the Site together with the following: (i) the Improvements, parking garage and all other Improvements constructed or to be constructed on the Site pursuant to this Agreement; (ii) all FF&E, Fixed Asset Supplies and Inventories installed or located on the Site or in the Improvements; and (iii) all easements or other appurtenant rights thereto.

“Impositions” shall have the meaning ascribed to it in Section 7.01.

“Improvements” shall have the meaning ascribed to it in Section A of the Recitals.

“Incentive Management Fee(s)” shall mean an amount payable to Manager, pursuant to Section 3.02 and Section 4.01, that is equal to the percentage set forth in Schedule 1 of Available Cash Flow in any Fiscal Year (or portion thereof).

“Initial Term” shall have the meaning ascribed to it in Section 2.01 and Schedule 1.

“Initial Working Capital” shall mean that amount set forth on Schedule 1.

“Insurance Retention” shall have the meaning ascribed to it in Section 6.01.F.

“Intellectual Property” shall mean: (i) all Software; and (ii) all manuals, brochures and directives issued by Manager to its employees at the Hotel regarding the procedures and techniques to be used in operating the Hotel.

“Inventories” shall mean “Inventories” as defined in the Uniform System of Accounts, such as, but not limited to, provisions in storerooms, refrigerators, pantries and kitchens; beverages in wine cellars and bars; other merchandise intended for sale; fuel; mechanical supplies; stationery; and other expensed supplies and similar items.

“Legal Requirement” shall mean any federal, state or local law, code, rule, ordinance, regulation or order of any governmental authority or agency having jurisdiction over the business or operation of the Hotel or the matters which are the subject of this Agreement, including, without limitation, the following: (i) any building, zoning or use laws, ordinances, regulations or orders; and (ii) Environmental Laws.

“Litigation” shall mean: (i) any cause of action (including, without limitation, bankruptcy or other debtor/creditor proceedings) commenced in a federal, state or local court; or (ii) any claim brought before an administrative agency or body (for example, without limitation, employment discrimination claims).

“Management Fees” shall mean collectively, Base Management Fees and Incentive Management Fees.

“Manager” shall have the meaning ascribed to it in Schedule 1 or shall mean any successor or permitted assign, as applicable.

“Mortgage” shall mean any first lien mortgage or security documents encumbering the Hotel or Owner’s leasehold interest in the Site obtained by Owner, Fee Owner or Prime Lessee as the case may be from time to time, including, without limitation, mortgages, deeds of trust, security deeds and limited instruments.

“Mortgagee” shall mean the holder of any Mortgage.

“Non-Disturbance Agreement” shall mean a subordination, non-disturbance and attornment agreement in the form attached hereto as Exhibit E, with such changes thereto, upon which the parties may reasonably agree, acknowledging that changes agreed upon in subordination, non-disturbance and attornment agreements executed and delivered in connection with the Hotel on or after the date hereof shall be deemed reasonable.

“Operating Accounts” shall have the meaning set forth in Section 4.03.A.

“Operating Loss” shall mean a negative Operating Profit.

“Operating Profit” shall mean the excess of Gross Revenues over the following deductions (“Deductions”) incurred by Manager, on behalf of Owner, in operating the Hotel:

1.             the cost of sales, including, without limitation, compensation, fringe benefits, payroll taxes, ERISA-related liabilities, pension-fund withdrawal liabilities, and other costs related to Hotel employees (the forgoing costs shall include, the allocable portion of the salary and other employee costs of any personnel assigned to a “cluster” of hotels which includes the Hotel);

2.             departmental expenses incurred at departments within the Hotel; administrative and general expenses; the cost of marketing incurred by the Hotel; advertising and business promotion incurred by the Hotel; heat, light, and power; computer line charges; and routine repairs, maintenance and minor alterations treated as Deductions under Section 5.01;

3.             the cost of Inventories and Fixed Asset Supplies consumed in the operation of the Hotel;

4.             a reasonable reserve for uncollectible accounts receivable as reasonably determined by Manager;

5.             all costs and fees of independent professionals or other third parties who are retained by Manager to perform services required or permitted hereunder;

6.             all costs and fees of technical consultants, professionals and operational experts who are retained or employed by Manager, and its Affiliates for specialized services in connection with matters directly involving the Hotel (including, without limitation, quality assurance inspectors, personnel providing architectural, technical or procurement services for the Hotel, tax consultants, and personnel providing legal services) and the cost of attendance by employees of the Hotel at training and manpower development programs sponsored by Manager or its Affiliates;

7.             the Base Management Fee, Accounting Fee and System Service Fee;

8.             insurance costs and expenses for the insurance coverage described in Section 6.01;

9.             taxes, if any, payable by or assessed against Manager related to this Agreement or to Manager’s operation of the Hotel (exclusive of Manager’s income taxes or franchise taxes) and all Impositions;

10.           the amount of any transfers into the FF&E Reserve required pursuant to Section 5.02;

11.           all the costs and expenses paid by Manager pursuant to the Franchise Agreement including, but not limited to, franchise fees, advertising, chain services, insurance, etc.; provided, however, any initial licensing fees or capital expenditures necessary for compliance with the Franchise Agreement shall not be a Deduction from Gross Revenues for purposes of the calculation of Operating Profit but shall be the sole cost and expense of Owner; and

12.           such other costs and expenses incurred by Manager (either at the

Hotel or elsewhere) as are specifically provided for elsewhere in this Agreement or are otherwise reasonably necessary for the proper and efficient operation of the Hotel.

The term “Deductions” shall not include: (a) debt service-payments pursuant to any Mortgage on the Hotel; (b) payments pursuant to capital leases of equipment or other forms of capital financing obtained for the FF&E located in or connected with the Hotel, unless Manager has previously given its written consent to such equipment lease and/or financing; (c) rental payments pursuant to any ground lease of the Site except as may be set forth on Schedule l; (d) any expenditures by Owners in the acquisition or conversion of the Hotel, if applicable; (e) the cost of external (third party) audits of Hotel operations and/or with respect to the Owner entity itself; nor (f) other recurring and non-recurring ownership costs, such as Owner’s entity administration and servicing costs; nor (g) any expenditures included within the definition of Owner’s Priority or Owner’s Additional Capital Investment; nor (h) any fees, assessments or costs under any reciprocal easements or cost-sharing agreements that do not relate to the operation of the Hotel.  All of the foregoing items listed in this paragraph shall be paid by Owner from its own funds.

“Owner” shall have the meaning ascribed to it in Schedule 1 or shall mean any successor or permitted assign, as applicable.

“Owner’s Additional Capital Investment” shall mean a dollar amount equal to the cumulative total of the following, to the extent funded by Owner after the Effective Date:

(i)            Capital Expenditures funded by Owner, including those required under Section 5.03, (but excluding the cost of any civil or criminal proceedings or any Special Capital Expenditures funded from the FF&E Reserve) and Section 11.08;

(ii)           The capital cost of alterations and improvements to the Hotel contemplated by Section 5.03.E as specifically agreed upon by the parties by amendment to this Agreement;

(iii)          The cost to Owner to restore the Hotel following a casualty or condemnation loss in excess of insurance or condemnation proceeds paid to Owner or which would reasonably have been paid to Owner had the insurance required by this Agreement been procured;

(iv)          Special Assessments or Impact Fees paid by Owner as contemplated by Section 7.01.B.2 and Section 7.01.B.3; and

(v)           Fundings by Owner of FF&E Reserve deficits in accordance with Section 5.02.E. hereof.

“Owner’s Priority” shall mean with respect to each Fiscal Year (or prorated for any partial Fiscal Year) a dollar amount equal to eleven percent (11%) of the sum of (1) the dollar amount shown as “Owner’s Total Capital Investment” on Schedule 1, and (2) Owner’s Additional Capital Investment, if any.

“Owner’s Software” shall have the meaning ascribed to it in Section 11.11.E.

“Performance Termination Period” shall have the meaning ascribed to it in Schedule 1.

“Person” means an individual (and the heirs, executors, administrators, or other legal representatives of an individual), a limited liability company, partnership, a corporation, a government or any department or agency thereof, a trustee, a trust and any unincorporated organization.

“Prime Lessor” shall mean the ground lessor under the Ground Lease, if any, and is identified, if there is a Ground Lease, on Schedule 1.

“Prime Lessee” shall mean the ground lessee under the Ground Lease, if any, and is identified, if there is a Ground Lease, on Schedule 1. In the event there is a Ground Lease, the Prime Lessee is also the landlord under the TRS Lease Agreement.

“Prime Rate” shall mean the “prime rate” of interest announced from time to time by The Wall Street Journal.

“Proposed Annual Operating Budget” shall have the meaning described to it in Section 4.04.

“Qualified Lender” shall mean any recognized third party institutional lender such as any federally insured commercial or savings bank, national banking association, savings and loan association, investment banking firm, commercial finance company, lender that is otherwise a third party institutional lender that originates loans for securitization (and any successor real estate mortgage investment conduit or financial asset securitization investment trust), and other similar lending institution that is a holder of a Secured Loan that is a Qualified Loan.

“Qualified Loan” means any Secured Loan the proceeds of which are used to acquire or finance the Hotel and for no other purpose, and which meets the following requirements:

(a)           the maximum principal amount secured, as of the date the Secured Loan is incurred, when added to the current principal balance of all existing Secured Loans does not exceed seventy-five percent (75%) of the Fair Market Value of the Hotel on such date; and

(b)           the ratio of Operating Profit for the twelve (12) full Accounting Periods immediately preceding the date the Secured Loan is incurred to the total annual debt service on all Secured Loans is equal to or greater than one and three tenths (1.3) to one (1).

Notwithstanding anything herein to the contrary, “Qualified Loan” shall include any Secured Loan which is deemed to be a Qualified Loan pursuant to Section 8.03 hereof (i.e., any Secured Loan with respect to which a Non-Disturbance Agreement has been executed by the lender thereunder, provided that the lender thereunder is a party that is the type of entity described in the definition of Qualified Lender), regardless of whether or not the conditions set forth above in this definition are satisfied with respect to such Secured Loan.

“Renewal Terms” shall have the meaning ascribed to it in Section 2.01 and Schedule 1.

“Revenue Data Publication” shall mean Smith’s STAR Report, a monthly publication distributed by Smith Travel Research, Inc. of Gallatin, Tennessee, or an alternative source, reasonably satisfactory to both parties, of data regarding the Revenue Per Available Room of hotels in the general trade area of the Hotel.  If such Smith’s STAR Report is discontinued in the future, or ceases (in the reasonable opinion of either Owner or Manager) to be a satisfactory source of data regarding the Revenue Per Available Room of various hotels in the general trade area of the Hotel, Owner and

Manager shall select an alternative source for such data, and any failure to reach agreement on such alternative source shall be referred to the Expert.

“Revenue Index” shall mean that fraction that is equal to (a) the Revenue Per Available Room for the Hotel divided by (b) the average Revenue Per Available Room for the hotels in the Competitive Set, as set forth in the Revenue Data Publication.

“Revenue Index Threshold” shall mean the number shown in Schedule 1 attached hereto and made a part hereof.  However, if the entry of a new hotel into the Competitive Set (or the removal of a hotel from the Competitive Set) causes significant variations in the Revenue Index that do not reflect the Hotel’s true position in the relevant market, appropriate adjustments shall be made to the Revenue Index Threshold by mutual consent of Owner and Manager.  If the parties fail to reach agreement on the appropriate adjustment, such matter shall be referred to the Expert.

“Revenue Per Available Room” shall mean (i) the term “revenue per available room” as defined by the Revenue Data Publication, or (ii) if the Revenue Data Publication is no longer being used (as more particularly set forth in the definition of “Revenue Data Publication”), the aggregate gross room revenues of the hotel in question for a given period of time divided by the total room nights for such period.  If clause (ii) of the preceding sentence is being used, a “room” shall be an available hotel guestroom that is keyed as a single unit.

“Sale of the Hotel” shall mean any sale, assignment, transfer or other disposition, for value or otherwise, voluntary or involuntary, of the leasehold title to the Site and/or fee simple title to the Hotel.  For purposes of this Agreement, a Sale of the Hotel shall also include: (i) a lease (or sublease) or an assignment of Owner’s leasehold interest in the Site of all or substantially all of the Hotel or Site; or (ii) any sale, assignment, transfer or other disposition, for value or otherwise, voluntary or involuntary, in a single transaction or a series of transactions, of the controlling interest in Owner.  The phrase “controlling interest,” as used in the preceding sentence, shall mean either:  (x) the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of Owner (through ownership of such shares or by contract); or (y) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of Owner.

“Secured Loan” means (i) any loan secured by a Mortgage encumbering the Hotel or all or any part of Owner’s or Prime Lessee’s or Fee Owner’s interest therein or the interest in any such entity or its parent provided such interests are offered as additional collateral in connection with a Mortgage loan; and (ii) all amendments, modifications, supplements and extensions thereto, provided that in all events, the lender under such loan is a party that is the type of entity described in the definition of Qualified Lender.

“Site” shall have the meaning ascribed to it in Section A of the Recitals.

“Software” shall mean all computer software and accompanying documentation (including all future upgrades, enhancements, additions, substitutions and modifications thereof), other than computer software which is generally commercially available, and the Owner’s Software as defined in Section 11.11E, which are used by Manager in connection with the property management system, the reservation system and all future electronic systems developed by Manager for use in the Hotel.

“Special Capital Expenditures” shall mean certain expenditures which are within the category of Capital Expenditures, as defined in this Agreement, but which will be funded from the FF&E Reserve (pursuant to Section 5.02), rather than pursuant to the provisions of Section 5.03.  Special Capital Expenditures consist of the following types of expenditures: exterior and interior repainting; resurfacing building walls, floors and roofs; resurfacing parking areas; replacing folding walls; and miscellaneous similar expenditures but which are not major repairs, decorations, improvements, renewals or replacements to the Hotel’s building’s structure, its mechanical, electrical, heating, ventilating, air conditioning, plumbing or vertical transportation systems.

“Submissions Period” shall have the meaning ascribed to it in Section 11.21.

“System Services” shall have the meaning ascribed to it in Section 1.03.

“System Services Fee” shall have the meaning ascribed to it in Schedule 1.

“TRS Lease Agreement” shall have the meaning ascribed to it in Schedule 1.

“Term” shall have the meaning ascribed to it in Section 2.01.

“Termination” shall mean the expiration or sooner cessation of this Agreement.

“Termination Fee” shall have the meaning ascribed to it in Schedule 1.

“Trade Names” shall have the meaning ascribed to it in Section 11.12.

“Uniform System of Accounts” shall mean the Uniform System of Accounts for the Lodging Industry, Ninth Revised Edition, 1996, as published by the Educational Institute of the American Hotel & Motel Association, from time to time, and as modified by appreciable provisions of this Agreement.

“WARN Act” shall mean the “Worker Adjustment and Retraining Notification Act,” 29 U.S.C. 2101 et seq.

“Working Capital” shall mean funds that are used in the day-to-day operation of the business of the Hotel, including, without limitation, amounts sufficient for the maintenance of change and petty cash funds, amounts deposited in operating bank accounts, receivables, amounts deposited in payroll accounts, prepaid expenses and funds required to maintain Inventories, less accounts payable and accrued current liabilities.

IN WITNESS WHEREOF, the parties hereto have caused the Agreement to be executed under seal as of the day and year first written above.

[signatures begin on the top of the next page]

OWNER:

By:
Name: Thomas J. Baltimore, Jr.
Title: President

MANAGER:

WHITE LODGING SERVICES CORPORATION,
an Indiana corporation

By:
Name:
Title:

EXHIBIT A

Legal Description of the Site

EXHIBIT B

Form of Memorandum of Management Agreement

EXHIBIT C

Form of Ground Lessor Non-Disturbance Agreement

EXHIBIT C-1

Ground Lessor Estoppel Certificate [if applicable]

EXHIBIT D

Form of Owner’s Agreement

EXHIBIT E

Form of Non-Disturbance Agreement

Brand and Location of Hotel

Property No.

SCHEDULE 1

HOTEL SPECIFIC DATA

1.             Effective Date:                                , 200

2.             The Parties:

a.             Owner:                                                      , a

Address for Notices:

c/o RLJ Development, LLC

6903 Rockledge Drive, Suite 910

Bethesda, MD 20817

Attn:  Thomas J. Baltimore, Jr.

Phone:  301-896-0205

Fax:  301-896-0203

With a copy to:

Arent Fox PLLC

1050 Connecticut Avenue, N.W.

Washington, D.C. 20036-5339

Attn:  Gerard Leval, Esq.

Phone:  202-857-6198

Fax:  202-857-6395

b.             Manager:  White Lodging Services Corporation, an Indiana corporation.

Address for Notices:

Deno Yiankes

1000 East 80th Place, Suite 600 North

Merrillville, Indiana  46410

Fax:  (219) 685-6114

With a copy to:

Carol Ann Bowman, Esq.

1000 East 80th Place, Suite 700 North

Merrillville, Indiana 46410

Fax: (219) 680-4226

c.             Fee Owner/Prime Lessee:                                       , a                             .

d.             Prime Lessor:                                                     , a                             .

3.             Description of Hotel:  That certain fee simple/leasehold interest in the land and hotel known as the “                                     ”, located at                                           ,                                 ,                                                (the “Site”), containing guest rooms, a lobby, meeting rooms, administrative offices, parking and certain amenities and related facilities located on the Site, including the following:

a.             Number of Guest Rooms:

b.             Other Improvements/Amenities:

c.             Ground Lease:  [None/Dated                                 , by and between Prime Lessor and Prime Lessee

d.             TRS Lease Agreement:  that certain lease agreement of even date herewith between Fee Owner/Prime Lessee as landlord, and Owner as lessee pursuant to which Owner leases the Hotel.

4.             Franchise Description:

a.             Franchise Agreement:                                    Franchise Agreement dated                                   , 200

b.             Franchisor:                                                    , a

c.             Hotel Brand:                                                                                                   , a [full service/select service] Hotel.

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5.             System Services:

a.             Computer Services covered by the System Services Fee:  Manager’s costs related to certain hardware and software support services, which initially shall include by way of example, the following:

•      Costs of Licenses for Financial/Payroll/Benefits/Procurement System

•      Costs related to Payroll and Benefits for help desk support

•      Costs of Manager’s modems and trunks for dial-up access

•      Costs of Professional Services for Financial/Payroll/Benefits/Procurement System

•      Costs of Maintenance for Manager’s Network Hardware

•      Costs of Maintenance for Manager’s Financial/Payroll/Benefits/Procurement System software

•      Costs of Hardware to Manager for data storage.

b.             Systems Services Fee:                                           ($                            ) per Accounting Period, adjusted each Fiscal Year, beginning with the second full Fiscal Year of the Term, to reflect any actual cost increases to Manager, which increases shall be applied pro rata to all hotels being offered System Services.

6.             Accounting Services:

a.             Accounting Fee:                                           ($              ) per Accounting Period, adjusted each Fiscal Year to account for positive increases, if any in CPI occurring after the Effective Date.  Such adjustment shall be made by multiplying the Accounting Fee by a fraction, the numerator of which is the CPI published for the period that includes the month immediately preceding the Fiscal Year for which such adjustment is being made, and the denominator of which is the CPI published for the period that includes the month immediately preceding the month in which the first full Fiscal Year occurs.

7.             Expiration Date of the Initial Term:  The expiration of the twentieth (20th) full Fiscal Year following the Effective Date.

8.             Renewal Term(s):  Two (2) Renewal Terms; ten (10) years each.

9.             Performance Termination Period.  Any two (2) consecutive Fiscal Years, [not including any period of time within the first two (2) full Fiscal Years] elapsing after the Effective Date. [bracketed clause to be included in New Hotel Management Agreements only]

10.           Base Management Fee:  Three and five tenths percent (3.5%) of Gross Revenues as further defined in Section 13.01.

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11.           Incentive Management Fee:  Fifteen percent (15%) of Available Cash Flow as further defined in Section 13.01.

12.           Owner’s Total Capital Investment:                                          ($                            )[the Allocable Price applicable to the Hotel], together with all reasonable closing and financing costs and the allocable portion of the one-time payment from Owner to Manager made as of the date hereof (all to be finally calculated by the parties not later than sixty (60) days following the date hereof).

13.           Revenue Index Threshold:  Ninety-five percent (95%). [as to Hotels #8, #9 and #87, Ninety percent (90%)]

14.           Competitive Set:                                                                                                         .

15.           Initial Working Capital: $                                            [$500 per available room for select service and $1,000 per available room for full service and urban properties]

16.           Initial Accounting Period Funding Obligation applicable to the FF&E Reserve:  [With respect to Hotels having opened for business prior to 2004]: Four percent (4%) of Gross Revenues for each Accounting Period provided that the amount shall be a greater amount if required under the Franchise Agreement or under a Qualified Loan.

[With respect to Hotels having opened in 2004 or subsequently, in accordance with a ramp up to be negotiated with the Franchisor of not less than]: Two percent (2%), three percent (3%) and four percent (4%) of Gross Revenues for each Accounting Period in the first, second, and third Fiscal Years respectively provided that the amount shall be a greater amount if required under the Franchise Agreement or under a Qualified Loan.

17.           Initial Contribution to the FF&E Reserve:  An amount equal to one month’s FF&E Reserve contribution.

18.           Termination Fee:  An amount equal to two and one half times the actual Base Management Fees and Incentive Management Fees earned by Manager in the Fiscal Year preceding the Fiscal Year in which the Termination occurred.  In the event the Termination which has given rise to the obligation to pay the Termination Fee occurs prior to the expiration of the first full Fiscal Year, the Base Management Fees and Incentive Management Fees used for such calculation will be determined by using the Gross Revenue generated at the Hotel in the twelve calendar months elapsing just prior to the Effective Date hereunder. [as to any Hotel Under Construction:  In the event the Termination which has given rise to the obligation to pay the Termination Fee occurs prior to the expiration of the first full Fiscal Year, the Termination Fee shall be $                       ].  In no event shall any Termination Fee be due in the event of a Performance Termination.

19.           Owner’s Election regarding Insurance:  Owner elects that as of the Effective Date (a) [Owner/Manager] shall procure and maintain the insurance required under Section

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6.01.A and (b) [Owner/Manager] shall procure and maintain the insurance required under Section 6.01.B.

20.           Ground Lease Provisions. [applicable only with respect to Hotels which have Ground Leases]

A.            Prime Lessee holds leasehold title to the Site pursuant to the Ground Lease.  Owner shall, throughout the Term, comply with the terms of the Ground Lease and ensure that the terms of the Ground Lease remain in full force and effect.  Owner shall promptly notify Manager of any breach or default by any party to the Ground Lease and shall promptly provide Manager with copies of all notices sent or received by Prime Lessee or Owner under the Ground Lease.  Owner shall not, without Manager’s prior approval, permit any modification or amendment to the Ground Lease that may have the effect of adversely impacting the fees payable to Manager hereunder, or that may in other ways materially and adversely affect the Hotel or Manager’s management or operation of the Hotel.  Owner shall exert good faith efforts to either amend the Ground Lease or enter into a new agreement among Prime Lessee, Manager and the Prime Lessor as ground lessor under the Ground Lease in order to provide Manager with (i) notice of any default or breach of the terms of the Ground Lease by Prime Lessee or Owner and (ii) the right to cure any such default or breach by Prime Lessee, in addition to any cure rights that Prime Lessee may have under the Ground Lease (provided that any costs incurred by Manager as a result of such cure shall be borne solely by Owner, and shall not be Deductions).

B.            Owner shall exert all commercially reasonable good faith efforts to obtain from the Prime Lessor as ground lessor under the Ground Lease (1) a non-disturbance agreement in favor of Manager in the form attached as Exhibit C, and (2) an estoppel certificate in favor of Manager in the form attached as Exhibit C-1.  Owner shall not be released from its obligation to exert all commercially reasonable good faith efforts to obtain the non-disturbance agreement and estoppel certificate from ground lessor if as of the Effective Date, Owner has not yet received either the agreement or estoppel certificate.

C.            The Ground Lease rental payments payable under the Ground Lease shall be paid from Gross Revenues as a Deduction.

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